Registration Statement No. 333-285508

Filed Pursuant to Rule 424(b)(2)

Amendment No. 4* dated August 26, 2026 to the Pricing Supplement dated February 21, 2023 to the Prospectus Supplement dated March 25, 2025 and the Prospectus dated March 25, 2025

Issued by Bank of Montreal

12,000,000 Notes

MicroSectorsTM Gold 3X Leveraged ETNs due January 29, 2043

This pricing supplement relates to the MicroSectorsTM Gold 3X Leveraged Exchange Traded Notes due January 29, 2043 (the “notes”) that Bank of Montreal may issue from time to time. The return on the notes is linked to a three times leveraged participation in the daily performance of the SPDR® Gold Shares (the “ETF”), which is an exchange traded fund that invests in gold bullion.

On August 26, 2026, the closing price of the notes on the NYSE Arca, Inc. (the “NYSE”) was $11.22 per note and the closing Indicative Note Value per note was $11.2075.

The notes do not guarantee any return of principal at maturity, call or upon early redemption. Instead, you will receive a cash payment in U.S. dollars at maturity, a call by us or redemption at your option, based on a daily resetting three times leveraged participation in the performance of the ETF, less the Daily Investor Fee, the Daily Financing Charge and, upon early redemption, the Redemption Fee Amount (each as described below). We discuss in more detail below how the payments on the notes will be calculated. Because these various fees may substantially reduce the amount of your investment at maturity, call or upon redemption, or if you sell your notes, the price of the ETF must increase significantly in order for you to receive at least the principal amount of your investment at maturity, call or upon redemption, or if you sell your notes. You may lose some or all of your principal. Please see the “Summary” section below for important information relating to the terms and conditions of the notes. Any payment on the notes is subject to the credit risk of Bank of Montreal.

The notes are not intended to be “buy and hold” investments, and are not intended to be held to maturity. Instead, the notes are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. The notes are designed to reflect a 3x leveraged long exposure to the performance of the ETF on a daily basis, before taking into account the negative effect of the Daily Investor Fee, the Daily Financing Charge and the Redemption Fee Amount, if applicable. However, due to the daily resetting leverage, the returns on the notes over different periods of time can, and most likely will, differ significantly from three times the return on a direct long investment in the ETF. The notes are designed to achieve their stated investment objectives on a daily basis. The performance of the notes over different periods of time can differ significantly from their stated daily objectives. The notes are considerably riskier than securities that have intermediate- or long-term investment objectives, and are not suitable for investors who plan to hold them for a period of more than one day or who have a “buy and hold” strategy. Investors should actively and continuously monitor their investments in the notes on an intraday basis, and any decision to hold the notes for more than one day should be made with great care and only as the result of a series of daily (or more frequent) investment decisions to remain invested in the notes for the next one-day period. The notes are very sensitive to changes in the price of the ETF, and returns on the notes may be negatively impacted in complex ways by the volatility of the ETF on a daily or intraday basis. It is possible that you will suffer significant losses in the notes even if the long-term performance of the ETF is positive. Accordingly, the notes should be purchased only by sophisticated investors who understand and can bear the potential risks and consequences of the notes that are designed to provide exposure to the leveraged performance of the ETF on a daily basis and that will be highly volatile and may experience significant losses, up to the entire amount invested, in a short period of time.

The notes are unsecured and unsubordinated obligations of Bank of Montreal. Each note has a principal amount of $2.50 (after giving effect to the split described below). The notes do not bear interest. The notes are listed on the NYSE under the ticker symbol “SHNY.” The notes initially settled on February 24, 2023. The Daily Investor Fee (based on a rate of 0.95% per annum) and the Daily Financing Charge (which is based on the Federal Reserve Bank Prime Loan Rate (as defined below) plus an amount that will initially be 2.75%, but which may be increased to up to 5.00% per annum) are deducted from the closing indicative value on a daily basis. If you elect for us to redeem your notes, your payment may be subject to the Redemption Fee Amount of 0.125%.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

Investing in the notes involves significant risks. See “Risk Factors” beginning on page PS-10 of this pricing supplement, page S-2 of the prospectus supplement and page 9 of the prospectus.

The notes are our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

BMO CAPITAL MARKETS

TABLE OF CONTENTS

Page

Pricing Supplement

You should read this pricing supplement together with the prospectus supplement dated March 25, 2025 and the prospectus dated March 25, 2025. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes. The contents of any website referred to in this pricing supplement are not incorporated by reference in this pricing supplement, the accompanying prospectus supplement or prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus Supplement and Prospectus dated March 25, 2025: https://www.sec.gov/Archives/edgar/data/927971/000119312525062081/d840917d424b5.htm

Since the date that the notes were initially issued, we have prepared a new “base” prospectus and prospectus supplement, each dated March 25, 2025. The notes are part of a series of debt securities entitled “Senior Medium-Term Notes, Series I.” When you read the accompanying prospectus supplement, please note that all references to “Series K” shall be deemed to refer instead to “Series I.” In addition, the term “indenture” as used in the accompanying prospectus supplement shall mean the Senior Indenture dated as of January 25, 2010, as amended and supplemented by the First Supplemental Indenture dated as of September 23, 2018, between the Bank and Computershare Trust Company, N.A., as successor trustee to Wells Fargo Bank, National Association (the “Original Trustee”), as further amended and supplemented by the Third Supplemental Indenture dated as of May 26, 2022, among the Bank, the Original Trustee and The Bank of New York Mellon, as series trustee.

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this pricing supplement, “we,” “us” or “our” refers to Bank of Montreal.

The notes described in this pricing supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority, Inc., or FINRA, and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. This pricing supplement and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus. You should read these documents in full, including the information in the “Risk Factors” sections, before making an investment decision.

General

Issuer:	Bank of Montreal

Principal Amount:

$2.50 per note.

The principal amount was (i) $25 per note from, and including the Initial Trade Date to, but excluding, February 24, 2026. On February 24, 2026, we effected a 10-for-1 split of the notes, and the principal amount from and after this date will be $2.50 per note.

Aggregate Principal Amount:	12,000,000 notes are expected to be outstanding as of August 27, 2026, representing an aggregate principal amount of $30,000,000.

Initial Trade Date:	February 21, 2023

Initial Issue Date:	February 24, 2023

Term:	Approximately 19 years and 11 months, subject to your right to require us to redeem your notes on any Redemption Date, our call right or our right to extend the Maturity Date, each as described below.

Maturity Date:	January 29, 2043, which is scheduled to be the third Business Day following the last ETF Business Day in the Final Measurement Period. The Maturity Date for the notes may be extended at our option for up to two additional 5-year periods, as described in this pricing supplement. The Maturity Date is also subject to adjustment as described herein and under “Additional Terms of the Notes — Market Disruption Events” below.

Listing:	The notes are listed on the NYSE under the ticker symbol listed below. The CUSIP and ISIN numbers, and the Intraday Indicative Value ticker symbol, for the notes are:

Ticker Symbol	CUSIP Number	ISIN Number	Intraday Indicative Value Symbol
SHNY	063679526	US0636795264	SHNYIV

If an active secondary market develops, we expect that investors will purchase and sell the notes primarily in this secondary market.

The ETF:

The return on the notes is linked to a three times leveraged participation in the performance of the SPDR® Gold Shares, compounded daily as described in this pricing supplement, minus the applicable fees.

Please see the section below, “The ETF,” for additional information as to the ETF and its holdings.

The ticker symbol of the ETF is "GLD".

Replacement of the ETF:

We will have the right, at one or more times during the term of the notes, to replace the ETF to which the performance of the notes is linked with another exchange traded fund that invests in gold bullion or other investments that we determine to be reasonably similar.

PS-1

If we elect to replace the ETF with another exchange traded fund, we will notify the trustee for the notes, and we will issue a press release that we will publish on our website on or prior to the second Exchange Business Day prior to the effective date of the applicable change.

Please see the section below, "Additional Terms of the Notes—Replacement of the ETF at Our Option."

Exchange Business Day:	“Exchange Business Day” means any day on which the primary exchange or market for trading of the notes is scheduled to be open for trading.

ETF Business Day:	“ETF Business Day” means any day on which the primary exchange on which the shares of the ETF trade is open for trading.

Payments on the Notes

Interest Payments:	None.

Payment at Maturity/Cash Settlement Amount:	If you hold your notes to maturity, you will receive a cash payment in U.S. dollars at maturity in an amount equal to the arithmetic mean of the closing Indicative Note Values on each ETF Business Day in the Final Measurement Period. This amount will not be less than $0.

Final Measurement Period:

The 10 consecutive ETF Business Days from and including the Calculation Date, subject to adjustment as described under “Additional Terms of the Notes – Market Disruption Events” below.

If the Calculation Agent determines that the “aggregate market value” of the outstanding notes is less than or equal to $100,000,000 at the close of trading on the ETF Business Day immediately preceding the Calculation Date, the Final Measurement Period will consist solely of the Calculation Date.

The Calculation Agent will determine the aggregate market value for purposes of this section by multiplying the closing Indicative Note Value on the applicable date by the number of units of the notes that are outstanding on that date.

Calculation Date:	January 12, 2043

Indicative Note Value

Indicative Note Value:

On the Initial Trade Date, the Indicative Note Value of each note was equal to the initial principal amount of $25. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the closing Indicative Note Value will equal (a) the Long ETF Amount on that Exchange Business Day minus (b) the Financing Level on that Exchange Business Day; provided that if that calculation results in a value less than or equal to $0, the closing Indicative Note Value will be $0. If the closing Indicative Note Value is $0 on any Exchange Business Day, or the Intraday Indicative Value at any time during the Core Trading Session (as defined below) on an Exchange Business Day, is less than or equal to $0, then the Indicative Note Value on all future days during the term of the notes will be $0. If the Indicative Note Value is $0, the Cash Settlement Amount will be $0.

The NYSE currently defines the “Core Trading Session” as 9:30 a.m. to 4:00 p.m., New York time. This definition may change during the term of the notes.

On February 24, 2026, we effected a 10-for-1 split of the notes. The closing Indicative Note Value on February 23, 2026 was divided by 10 to determine the split-adjusted Indicative Note Value.

PS-2

Long ETF Amount:	On the Initial Trade Date, the Long ETF Amount was equal to the Daily Leverage Factor times the initial principal amount, which was equal to $75. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the Long ETF Amount will equal the product of (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Daily Leverage Factor times (c) the ETF Performance Factor on that Exchange Business Day.

Daily Leverage Factor:	3

Market Disruption Events:

If a Market Disruption Event occurs or is continuing on any applicable ETF Business Day on which the ETF Performance Factor must be determined, the Calculation Agent will determine the ETF Performance Factor for the notes on that day using an appropriate closing price of the ETF for the applicable ETF Business Day, taking into account the nature and duration of such Market Disruption Event. Furthermore, if a Market Disruption Event occurs and is continuing with respect to the notes on any ETF Business Day (or occurred or was continuing on the immediately preceding ETF Business Day), the calculation of the ETF Performance Factor will be modified so that the applicable leveraged exposure does not reset until the first ETF Business Day on which no Market Disruption Event with respect to the notes is continuing.

Please see the section below, “Additional Terms of the Notes—Market Disruption Events” for additional information about Market Disruption Events.

Calculation of the Financing Level

Financing Level:	On the Initial Trade Date, the Financing Level was equal to the Long ETF Amount minus the principal amount on the Initial Trade Date, which was equal to $50. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the Financing Level will equal (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times the Daily Financing Factor plus (b) the Daily Financing Charge on that Exchange Business Day, plus (c) the Daily Investor Fee on that Exchange Business Day.

Daily Financing Factor:	2

ETF Performance Factor

ETF Performance Factor:	On the Initial Trade Date, the ETF Performance Factor was set equal to 1. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the ETF Performance Factor will equal (a) the ETF Closing Price on that Exchange Business Day (or, if such day is not an ETF Business Day, the ETF Closing Price on the immediately preceding ETF Business Day) divided by (b) the ETF Closing Price on the immediately preceding ETF Business Day, as determined by the Calculation Agent.

Daily Financing Charge

Daily Financing Charge:

On the Initial Trade Date, the Daily Financing Charge was equal to $0. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the Daily Financing Charge will equal the product of (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Daily Financing Factor times (c) the Daily Financing Rate divided by (d) 365 times (e) the number of calendar days since the last Exchange Business Day.

Because the Daily Financing Charge is calculated and added to the Financing Level on a daily basis, the net effect of the Daily Financing Charge accrues over time.

PS-3

Daily Financing Rate:

The Daily Financing Rate will equal (a) the most recent bank prime loan rate published by the Board of Governors of the Federal Reserve System (the “Federal Reserve Bank Prime Loan Rate”); plus (b) the Financing Spread. This rate is based on the prime rates posted by large insured U.S.-chartered commercial banks. The bank prime loan rate will be the rate set forth on Bloomberg page “FCPR Index,” or any other successor applicable source reasonably determined by the Calculation Agent. Increases in the Federal Reserve Bank Prime Loan Rate will increase the Daily Financing Rate, and, all other things remaining equal, will reduce the return on the notes.

If the Calculation Agent determines that this rate is no longer published or available, the Calculation Agent may substitute a successor rate, with any applicable adjustments, as it reasonably determines to be appropriate under the circumstances.

Financing Spread:	As of the Initial Trade Date, 2.75%. The Financing Spread may be adjusted from time to time by the Calculation Agent, but in no case will it increase by more than 2.25% per annum, to a maximum amount of 5.00%. See “—Procedure for Adjusting the Financing Spread” below.

Daily Investor Fee

Daily Investor Fee:

On the Initial Trade Date, the Daily Investor Fee was $0. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the Daily Investor Fee will equal the product of (a) the Indicative Note Value at the close of the immediately preceding Exchange Business Day times (b) the Fee Rate divided by (c) 365 times (d) the number of calendar days since the last Exchange Business Day.

Because the Daily Investor Fee is calculated as part of the Financing Level through which it is subtracted from the closing Indicative Note Value on a daily basis, the net effect of the Daily Investor Fee accumulates over time and is subtracted at a rate per year equal to the Fee Rate specified below. Because the net effect of the Daily Investor Fee is a fixed percentage of the value of the notes, the aggregate effect of the Daily Investor Fee will increase or decrease in a manner directly proportional to the value of the notes and the amount of notes that are held.

Fee Rate:	0.95% per annum

Fee Adjustments

Procedure for Adjusting the Financing Spread:	The Calculation Agent may adjust the Financing Spread, subject to the limitations set forth in this pricing supplement. If it elects to do so, we will notify the trustee for the notes, and issue a press release that we will publish on our website at least five Business Days prior to the effective date (a “Fee Effective Date”) of the applicable change. We refer to the date on which we publish such a press release as a “Fee Notice Date.” Notwithstanding the forgoing, the Fee Effective Date for any reduction to the Financing Spread may be any date after the Fee Notice Date that is designated in the applicable press release.

Call Right

Call Right:

On any ETF Business Day after the Initial Trade Date, we may give notice that we will redeem all or a portion of the issued and outstanding notes. To exercise our call right, we must provide notice to the holders prior to the Call Settlement Date, as set forth below. The notice will specify the amount of the notes that we will call. If we exercise our call right, you will receive a cash payment for the notes to be called equal to the Call Settlement Amount, which will be paid on the Call Settlement Date.

If the Call Settlement Amount is less than or equal to $0, the payment upon exercise of the call right will be $0.

The Call Settlement Date will be the fifth Business Day following the last ETF Business Day in the Call Measurement Period. We may elect to call a portion of the notes on more than one occasion during the term of the notes.

PS-4

The Call Measurement Period will be a period of 10 consecutive ETF Business Days from and including the applicable Call Calculation Date, except as provided below, and subject to adjustment as described below under “Additional Terms of the Notes—Market Disruption Events.”

If the Calculation Agent determines that the “aggregate market value” of the notes to be called in a whole or partial call is less than or equal to $100,000,000 at the close of trading on the ETF Business Day immediately preceding the Call Calculation Date, then the Call Measurement Period will consist solely of the Call Calculation Date, and will not extend for 10 ETF Business Days.

The Calculation Agent will determine the aggregate market value for purposes of this section by multiplying the closing Indicative Note Value on the applicable date by the number of units of the notes that are outstanding on that date.

Because The Depository Trust Company (“DTC”) is the only registered holder of the notes, the call notice will be delivered solely to DTC in accordance with its applicable policies and procedures. Beneficial owners of the notes will not receive the call notice directly from us. Beneficial owners should contact their broker, bank, or other intermediary through which they hold notes to obtain information about any notices and related procedures. We are not responsible for, and have no control over, the manner in which any intermediary provides notices to beneficial owners.

Call Settlement Amount:

If we exercise our call right, for each note that is called, you will receive on the Call Settlement Date a cash payment equal to the arithmetic mean of the closing Indicative Note Values on each ETF Business Day in the Call Measurement Period.

If we issue a call notice, the “Call Calculation Date” will be the next ETF Business Day after the applicable call notice is issued. The Call Settlement Date will be the fifth Business Day following the last ETF Business Day in the Call Measurement Period.

Early Redemption at Option of Holder

Early Redemption:

Subject to your compliance with the procedures described below under “Additional Terms of the Notes—Early Redemption at the Option of the Holders,” upon early redemption, you will receive per note a cash payment on the relevant Redemption Date equal to (a) the Indicative Note Value as of the Redemption Measurement Date minus (b) the Redemption Fee Amount. We refer to this cash payment as the “Redemption Amount.”

Final Redemption Date:	The final Redemption Date will be the last scheduled ETF Business Day prior to the Calculation Date or Call Calculation Date, as applicable.

Redemption Fee Amount:	As of any Redemption Date, an amount per note in cash equal to the product of (a) 0.125% and (b) the Indicative Note Value. We reserve the right from time to time to reduce or waive the Redemption Fee Amount in our sole discretion on a case-by-case basis. In exercising your right to have us redeem your notes, you should not assume you will be entitled to the benefit of any such waiver.

Minimum Redemption Amount:

At least 25,000 notes. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your notes for redemption with those of other investors to reach this minimum amount; however, there can be no assurance that they can or will do so. We may from time to time in our sole discretion reduce this minimum requirement in whole or in part. Any such reduction will be applied on a consistent basis for all holders of the notes at the time the reduction becomes effective.

PS-5

The Minimum Redemption Amount will not be applicable for any redemption validly elected on (a) any Fee Notice Date or the following five Business Days if the Financing Spread increased and (b) any date on which we announce our intention to replace the ETF to which the notes are linked until the effective date of that change.

Redemption Measurement Date:	The applicable “Redemption Measurement Date” means the first ETF Business Day following the applicable Redemption Notice Date, subject to adjustments as described under “Additional Terms of the Notes — Market Disruption Events.” We reserve the right to accelerate the Redemption Measurement Date to the Redemption Notice Date, in our sole discretion.

Performance Information

Initial ETF Price:	$170.63, which was the ETF Closing Price on the Initial Trade Date.

ETF Closing Price:	On any ETF Business Day, the closing price of the ETF on its primary exchange, as reported on Bloomberg under the applicable symbol set forth above, subject to adjustment as described below under “Additional Terms of the Notes — Market Disruption Events.”

Intraday Indicative Value:	The Intraday Indicative Value of the notes at any time during an Exchange Business Day will equal (a) the Intraday Long ETF Amount minus (b) the Financing Level; provided that if such calculation results in a value less than or equal to $0, the Intraday Indicative Value will be $0. If the Intraday Indicative Value is less than or equal to $0 at any time on any Exchange Business Day, then both the Intraday Indicative Value and the closing Indicative Note Value on that day, and for the remainder of the term of the notes, will be $0.

Intraday Long ETF Amount:	The Intraday Long ETF Amount will equal the product of (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Daily Leverage Factor times (c) the Intraday ETF Performance Factor.

Intraday ETF Performance Factor:	The Intraday ETF Performance Factor will equal (a) the most recently quoted price of the ETF divided by (b) the ETF Closing Price on the immediately preceding ETF Business Day.

Additional Information and Terms

Calculation Agent:	BMO Capital Markets Corp.

No Conversion into Common Shares:	The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”).

The notes are not intended to be “buy and hold” investments, and are not intended to be held to maturity. Instead, the notes are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. The notes are designed to reflect a 3x leveraged long exposure to the performance of the ETF on a daily basis, before taking into account the negative effect of the Daily Investor Fee, the Daily Financing Charge and the Redemption Fee Amount, if applicable. However, due to the daily resetting leverage, the returns on the notes over different periods of time can, and most likely will, differ significantly from three times the return on a direct long investment in the ETF. The notes are designed to achieve their stated investment objectives on a daily basis. The performance of the notes over different periods of time can differ significantly from their stated daily objectives. The notes are considerably riskier than securities that have intermediate- or long-term investment objectives, and are not suitable for investors who plan to hold them for a period of more than one day or who have a “buy and hold” strategy. Investors should actively and continuously monitor their investments in the notes on an intraday basis, and any decision to hold the notes for more than one day should be made with great care and only as the result of a series of daily (or more frequent) investment decisions to remain invested in the notes for the next one-day period. The notes are very sensitive to changes in the price of the ETF, and returns on the notes may be negatively impacted in complex ways by the volatility of the ETF on a daily or intraday basis. It is possible that you will suffer significant losses in the notes even if the long-term performance of the ETF is positive. Accordingly, the notes should be purchased only by sophisticated investors who understand and can bear the potential risks and consequences of the notes that are designed to provide exposure to the leveraged performance of the ETF on a daily basis and that will be highly volatile and may experience significant losses, up to the entire amount invested, in a short period of time.

PS-6

The resetting of the leverage on each day is likely to cause each note to experience a “decay” effect, which is likely to worsen over time and will be greater the more volatile the price of the ETF. The “decay” effect refers to the tendency of the notes to lose value over time. See “Risk Factors” and “Hypothetical Examples—Illustrations of the “Decay” Effect on the Notes” herein. As explained in “Risk Factors” in this pricing supplement, because of the nature of daily compounding leveraged instruments such as the notes, the amount payable at maturity, call or upon early redemption is likely to be significantly less than the stated principal amount of the notes. In almost any potential scenario, the long-term performance of the notes is likely to be negative, regardless of the performance of the ETF, and we do not intend or expect any investor to hold the notes from inception to maturity. It is possible that the notes will incur significant losses even if the long-term performance of the ETF is positive.

The closing Indicative Note Value will reflect the daily deduction of the Daily Investor Fee and the Daily Financing Charge. If the price of the ETF decreases or does not increase sufficiently, after giving effect to the decay effect caused by the daily resetting of the leverage, to offset the Daily Investor Fee and the Financing Charge and, in the case of an Early Redemption, the Redemption Fee Amount over the period you hold the notes, the value of the notes will decline and you will lose some or all of your investment.

* The purpose of this Amendment No. 4 to the pricing supplement dated February 21, 2023 (as amended, the “pricing supplement”) is to offer additional notes with an aggregate principal amount of $5,000,000, which we refer to as the “additional notes.” $25,000,000 aggregate principal amount of notes, which we refer to as the “original notes,” were outstanding prior to the date of this Amendment No. 4. The additional notes constitute a further issuance of, and are consolidated with and form a single tranche with, the original notes. The additional notes have the same CUSIP as the original notes and will trade interchangeably with the original notes. References to the “notes” in this pricing supplement collectively refer to such additional notes and the original notes. The additional notes are expected to settle on or about August 27, 2026. Upon the issuance of such additional notes, the aggregate principal amount of the outstanding notes of this tranche will be $30,000,000,000.

After the date of this document, we may sell from time to time a portion of the notes at prices that are based on the closing Indicative Note Value at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the notes are sold to the public, less any commissions paid to BMO Capital Markets Corp. (“BMOCM”). BMOCM may charge normal commissions in connection with any purchase or sale of the notes. In addition, BMOCM may receive a portion of the Daily Investor Fee. Please see “Supplemental Plan of Distribution (Conflicts of Interest)” for more information.

If there is a substantial demand for the notes, we may issue and sell additional notes to BMOCM, and BMOCM may sell those notes to investors and dealers, potentially frequently. However, we and BMOCM are under no obligation to issue or sell additional notes at any time, and if we and BMOCM do issue and sell additional notes, we or BMOCM may limit or restrict such sales, and we may stop and subsequently resume selling additional notes at any time.

Any limitation or suspension on the issuance or sale of the notes by us or BMOCM may materially and adversely affect the price and liquidity of the notes in the secondary market. Alternatively, the decrease in supply may cause an imbalance in the market supply and demand, which may cause the notes to trade at a premium over the indicative value of the notes. Any premium may be reduced or eliminated at any time. Paying a premium purchase price over the indicative value of the notes could lead to significant losses in the event the investor sells such notes at a time when such premium is no longer present in the marketplace or such notes are redeemed early, including at our option, which we have the discretion to do at any time. Investors should consult their financial advisers before purchasing or selling the notes, especially notes trading at a premium over their indicative value.

PS-7

Although the title of the notes includes the words “exchange-traded notes”, we are not obligated to maintain the listing of the notes on the NYSE or any other exchange. The notes may cease to be listed on the NYSE or any other exchange because they cease to meet the listing requirements of the exchange or because we elect in our sole discretion to discontinue the listing of the notes on any exchange. We may elect to discontinue the listing of the notes at any time and for any reason, including in connection with a decision to discontinue further issuances and sales of the notes. If the notes cease to be listed on the NYSE or any other exchange, the liquidity of the notes is likely to be significantly adversely affected and the notes may trade at a significant discount to their indicative value. If the notes ceased to be listed on an exchange, the words “exchange-traded notes” will nevertheless continue to be included in their title.

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in the notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

We have entered into a license agreement with REX Shares, LLC (“REX” or the “Structuring Agent”), in exchange for a fee, that provides for the use of certain trade names, trademarks and service marks. We have also entered into a services agreement with REX to provide certain services related to product design, content generation and document dissemination, in exchange for a periodic fee.

MicroSectorsTM and REXTM are registered trademarks of REX. The trademarks have been licensed for use for certain purposes by Bank of Montreal. The notes are not sponsored, endorsed, sold or promoted by REX or any of its affiliates (collectively, “REX Parties”). REX Parties make no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Fund to track general market performance. The REX Parties are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. REX Parties have no obligation or liability in connection with the administration, marketing or trading of the notes.

Understanding the Value of the Notes

The initial offering price of the notes was determined at the inception of the notes. The initial offering price and the Intraday Indicative Value are not the same as the trading price, which is the price at which you may be able to sell your notes in the secondary market, or the Redemption Amount, which is the amount that you will receive from us in the event that you choose to have your notes repurchased by us. An explanation of each type of valuation is set forth below.

Initial Offering Price to the Public. The initial offering price to the public was equal to the original aggregate principal amount of the notes. The initial offering price reflected the value of the notes only on the Initial Trade Date.

Intraday Indicative Value. The Intraday Indicative Value of the notes at any time during an Exchange Business Day will equal (a) the Intraday Long ETF Amount minus (b) the Financing Level; provided that if such calculation results in a value equal to or less than $0 as set forth above, the Intraday Indicative Value will be $0. If the Intraday Indicative Value is equal to or less than $0 at any time on any Exchange Business Day as set forth above, then both the Intraday Indicative Value and the closing Indicative Note Value on that Exchange Business Day, and on all future Exchange Business Days, will be $0. The Intraday Long ETF Amount will equal the product of (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Daily Leverage Factor times (c) the Intraday ETF Performance Factor. The Intraday ETF Performance Factor will equal (a) the most recently published price of the ETF divided by (b) the ETF Closing Price on the immediately preceding ETF Business Day.

The Intraday Indicative Value is not the same as, and may differ from, the amount payable upon an early redemption, call or at maturity and the trading price of the notes in the secondary market. Because the Intraday Indicative Value uses an intraday price of the ETF for its calculation, a variation in the intraday price of the ETF from the previous ETF Business Day’s ETF Closing Price may cause a significant variation between the closing Indicative Note Value and the Intraday Indicative Value on any date of determination. The Intraday Indicative Value may vary significantly from the previous or next ETF Business Day’s closing Indicative Note Value or the price of the notes purchased intraday. The Intraday Indicative Value for the notes will be published every 15 seconds on Bloomberg under the ticker symbol indicated herein.

PS-8

Trading Price. The market value of the notes at any given time, which we refer to as the trading price, is the price at which you may be able to buy or sell your notes in the secondary market, if one exists. The trading price may vary significantly from the Intraday Indicative Value because the market value reflects investor supply and demand for the notes.

Redemption Amount. The Redemption Amount is the price per note that we will pay you to redeem the notes upon your request. The Redemption Amount is calculated according to the formula set forth above. The Redemption Amount may vary significantly from the Intraday Indicative Value and the trading price of the notes.

Because the Redemption Amount is based on the ETF Closing Price at the end of the ETF Business Day after a notice of redemption is received, you will not know the Redemption Amount you will receive at the time you elect to request that we redeem your notes.

Ticker Symbols

Trading price:	SHNY
Intraday indicative value:	SHNYIV
Intraday ETF price:	GLD

PS-9

The notes may be a suitable investment for you if:

•     You seek a short-term investment with a return linked to a three times leveraged participation in the performance of the ETF, compounded daily, in which case you are willing to accept the risk of fluctuations in the price of the ETF.

•     You understand (i) leverage risk, including the risks inherent in maintaining a constant three times daily resetting leverage, and (ii) the risks of seeking leveraged investment results generally.

•     You believe the price of the ETF will increase during your investment horizon for the notes by an amount, after giving effect to the daily resetting leverage and the compounding effect thereof, sufficient to offset the Daily Investor Fee, the Daily Financing Charge and any Redemption Fee Amount.

•     You are a sophisticated investor, understand path dependence of investment returns and you seek a short-term investment in order to manage daily trading risks.

•     You understand that the notes are designed to achieve their stated investment objective on a daily basis, but their performance over different periods of time can differ significantly from their stated daily objective.

•     You are willing to accept the risk that you may lose some or all of your investment.

•     You are willing to hold notes that may be redeemed early by us, under our call right.

•     You understand that the trading price of the notes at any time may vary significantly from the Intraday Indicative Value at such time and that paying a premium purchase price over the Intraday Indicative Value of the notes could lead to significant losses in the event you sell the notes at a time when that premium is no longer present in the marketplace or the notes are called.

•     You are willing to actively and frequently monitor your investment in the notes.

•     You are willing to accept the risk that the price at which you are able to sell the notes may be significantly less than the amount you invested.

•     You do not seek a pre-determined amount of current income from your investment.

•     You are not seeking an investment for which there will be an active secondary market.

•     You are comfortable with the creditworthiness of Bank of Montreal, as issuer of the notes.

The notes may not be a suitable investment for you if:

•     You believe that the price of the ETF will decrease during your investment horizon for the notes or the price of the ETF will not increase by an amount, after giving effect to the daily resetting leverage and the compounding effect thereof, sufficient to offset the Daily Investor Fee, the Daily Financing Charge and any Redemption Fee Amount.

•     You are not willing to accept the risk that you may lose some or all of your investment.

•     You are not willing to hold notes that may be redeemed early by us, under our call right.

•     You do not seek a short-term investment with a return linked to a three times leveraged participation in the performance of the ETF, compounded daily, in which case you are not willing to accept the risk of fluctuations in the price of the ETF.

•     You do not understand (i) leverage risk, including the risks inherent in maintaining a constant three times daily resetting leverage, and (ii) the risks of seeking leveraged investment results generally.

•     You are not a sophisticated investor, do not understand path dependence of investment returns and you seek an investment for purposes other than managing daily trading risks.

•     You do not understand why performance of the notes over different periods of time can differ significantly from their stated daily objective on a daily basis.

•     You do not understand that the trading price of the notes at any time may vary significantly from the Intraday Indicative Value of the notes at such time and that paying a premium purchase price over the Intraday Indicative Value of the notes could lead to significant losses in the event you sell the notes at a time when that premium is no longer present in the marketplace or the notes are called.

•     You are not willing to actively and frequently monitor your investment in the notes.

•     You are not willing to accept the risk that the price at which you are able to sell the notes may be significantly less than the amount you invested.

•     You prefer lower risk and are willing to accept the potentially lower returns of fixed-income investments with comparable maturities and credit ratings.

•     You seek an investment for which there will be an active secondary market.

•     You are not comfortable with the creditworthiness of Bank of Montreal as issuer of the notes.

PS-10

RISK FACTORS

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are not secured debt and do not guarantee any return of principal at, or prior to, maturity, call or upon early redemption. As described in more detail below, the trading price of the notes may vary considerably before the Maturity Date. Investing in the notes is not equivalent to investing directly in the ETF or gold bullion. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. In addition to the “Risk Factors” sections of the prospectus supplement and the prospectus, you should carefully consider the following discussion of risks before investing in the notes.

Risks Relating to the Terms of the Notes

The notes do not pay interest and do not guarantee the return of any of your initial investment. You may lose all or a substantial portion of your investment in the notes.

The terms of the notes differ from those of ordinary debt securities in that the notes do not guarantee any return of principal at maturity, call or upon early redemption, and do not pay interest. Instead, you will receive a cash payment in U.S. dollars at maturity, call or upon early redemption based on the leveraged performance of the ETF, compounded daily, less the Daily Investor Fee, the Daily Financing Charge and, in the case of an early redemption, the Redemption Fee Amount. As a result, you may lose all or a substantial portion of your investment in the notes if the price of the ETF decreases or does not increase by an amount sufficient to offset those fees (after giving effect to the decay effect caused by the daily resetting of the leverage). Furthermore, even if the price of the ETF increases, your return on the notes may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

The notes are designed to be short-term trading tools and are not designed to meet any investment objectives over any period longer than one day.

The notes seek to provide a leveraged long return based on the performance of the ETF (as adjusted for costs and fees) over a period of a single day. The notes do not attempt to, and should not be expected to, provide returns that reflect leverage on the return of the ETF for periods longer than a single day.

The notes are not intended to be “buy and hold” investments. The notes are intended to be daily trading tools for sophisticated investors, and are not intended to be held to maturity. The notes are designed to achieve their stated investment objective on each day, but their performance over different periods of time can differ significantly from their stated daily objective because the relationship between the price of the ETF and the closing Indicative Note Value will begin to break down as the length of an investor’s holding period increases. The notes are not intermediate- or long-term substitutes for long positions in the ETF. Investors should carefully consider whether the notes are appropriate for their investment portfolio.

Investors should actively and continuously monitor their investments in the notes on an intraday basis, and any decision to hold the notes for more than one day should be made with great care and only as the result of a series of daily (or more frequent) investment decisions to remain invested in the notes for the next one-day period. Because the notes are meant to provide leveraged long exposure to changes in the price of the ETF on a daily basis, the performance of the notes over periods longer than one day can differ significantly from the performance of the ETF during the same period of time. Therefore, it is possible that you will suffer significant losses in the notes even if the long-term performance of the ETF is positive. It is possible for the price of the ETF to increase over time while the market value of the notes declines over time. Accordingly, the notes should be purchased only by sophisticated investors who understand and can bear the potential risks and consequences of the notes that are designed to provide exposure to the leveraged performance of the ETF on a daily basis and that will be highly volatile and may experience significant losses, up to the entire amount invested, in a short period of time. Investors should actively and frequently monitor their investments in the notes, even intraday. You should proceed with extreme caution in considering an investment in the notes.

PS-11

The notes are likely to experience significant “decay” over time. As a result, the notes are not suitable for investors with intermediate- or long-term investment objectives and are not intended to be held to maturity.

The daily resetting leverage is expected to cause the notes to experience a “decay” effect, which will impair the performance of the notes if the ETF experiences volatility from day to day, and such performance will be dependent on the path of daily returns during the holder’s holding period. The “decay” effect refers to the tendency of the notes to lose value over time. At higher ranges of volatility, there is a significant chance of a complete loss of the value of the notes even if the performance of the ETF is flat (before taking into account the negative effect of the Daily Investor Fee, the Daily Financing Charge and the Redemption Fee Amount, if applicable). Although the decay effect is more likely to manifest itself the longer the notes are held, the decay effect can have a significant impact on the performance of the notes even over a period as short as two days. The notes should be purchased only by sophisticated investors seeking a short-term investment who understand leverage risk, including the risks inherent in maintaining a constant three times daily resetting leverage as described in this pricing supplement, and who understand the risks inherent in path dependence of investment returns. The notes are not appropriate for investors who intend to hold positions in an attempt to generate returns over periods longer than one day.

See “Hypothetical Examples—Illustrations of the “Decay” Effect on the Notes” below for an illustration of the important points about the decay effect.

Even if held for only one day, the notes are highly vulnerable to sudden large changes in the price of the ETF.

Because the notes reflect leveraged exposure to the change in the price of the ETF from one day to the next, the notes will experience magnified losses if the ETF sharply declines over that one-day period. For example, given the Daily Leverage Factor of 3, a 5% decline in the price of the ETF over a given one-day period will result in a 15% loss on the notes for that one-day period, a 10% decline in the price of the ETF over a given one-day period will result in a 30% loss on the notes for that one-day period and an approximately 33.33% decline in the price of the ETF over a given one-day period will result in a 100% loss on the notes for that one-day period, in each case leaving aside the effects of the applicable fees.

Leverage increases the sensitivity of your notes to changes in the price of the ETF.

Because your investment in the notes is three times leveraged, compounded daily, changes in the price of the ETF will have a greater impact on the payout on your notes than on a payout on securities that are not leveraged. In particular, any decrease in the price of the ETF will result in a significantly greater decrease in your payment at maturity, call or upon early redemption, and you will suffer losses on your investment in the notes substantially greater than you would if the terms of your notes did not contain leverage. Accordingly, as a result of this daily resetting leverage component and without taking into account the cumulative negative effect of the Daily Investor Fee and the Daily Financing Charge, if the price of the ETF decreases over the period you hold the notes, the daily resetting leverage will magnify any losses at maturity, call or upon early redemption.

The closing Indicative Note Value of the notes and any payments on the notes will reflect the deduction of fees and charges.

On each date of determination, the closing Indicative Note Value will reflect the deduction of the Daily Investor Fee and the Daily Financing Charge. In addition, if you elect for us to redeem your notes, your payment upon redemption will be subject to the Redemption Fee Amount (unless waived by us). As a result, the closing Indicative Note Value of the notes will trail the value of a hypothetical identical security from which no such deductions are made and will reduce any payment at maturity, call or upon early redemption, or if you sell your notes in the secondary market.

Because of these fees and charges, the price of the ETF will need to have increased over the period you hold the notes by an amount that is sufficient, after giving effect to the decay effect caused by the daily resetting of the leverage, to offset the Daily Investor Fee and the Daily Financing Charge and, in the case of an Early Redemption, the Redemption Fee Amount. If the price of the ETF decreases or does not increase sufficiently, after giving effect to the decay effect caused by the daily resetting of the leverage, to offset the cumulative negative effect of the Daily Investor Fee, the Daily Financing Charge and, in the case of an Early Redemption, the Redemption Fee Amount over the period you hold the notes, you will lose some or all of your investment. This loss may occur even if the price of the ETF remains the same or declines over the period you hold your notes.

PS-12

The Daily Financing Charge represents the amount synthetically borrowed in order to provide leveraged exposure to the ETF. Because the Daily Financing Charge is applied to the Financing Level, which takes into account the Daily Financing Factor of 2, the Daily Financing Charge will reduce the closing Indicative Note Value of the notes by a rate equal to 2× the sum of the Financing Rate plus the Financing Spread.

As described under “Summary—Financing Spread" and "—Fee Adjustments—Procedure for Adjusting the Financing Spread” above, we may, in our sole discretion, increase the Financing Spread to the maximum amount specified in such sections. If we do so, the Daily Financing Charge will increase, and your return on the notes will be adversely affected.

If the Intraday Indicative Value for the notes is equal to or less than $0 during the Core Trading Session on an Exchange Business Day, or the closing Indicative Note Value is equal to or less than $0, you will lose all of your investment in the notes.

If the closing Indicative Note Value or the Intraday Indicative Value of the notes is equal to or less than $0 as set forth above, then the notes will be permanently worth $0 (a total loss of value) and you will lose all of your investment in the notes and the Cash Settlement Amount will be $0. We would be likely to call the notes in full under these circumstances, and you will not receive any payments on the notes.

The notes are subject to our credit risk.

The notes are subject to our credit risk, and our credit ratings and credit spreads may adversely affect the market value of the notes. The notes are senior unsecured debt obligations of the issuer, Bank of Montreal, and are not, either directly or indirectly, an obligation of any third party. Investors are dependent on our ability to pay all amounts due on the notes at maturity, call or upon early redemption or on any other relevant payment dates, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Our credit ratings are an assessment of our ability to pay our obligations, including those on the notes. Consequently, actual or anticipated changes in our credit ratings may affect the market value of the notes. However, because the return on the notes is dependent upon certain factors in addition to our ability to pay our obligations on the notes, an improvement in our credit ratings will not reduce the other investment risks related to the notes. Therefore, an improvement in our credit ratings may or may not have a positive effect on the market value of the notes.

Due to the effect of compounding, if the Indicative Note Value increases, any subsequent decrease in the price of the ETF will result in a larger dollar reduction from the Indicative Note Value than if the Indicative Note Value remained constant.

If the Indicative Note Value increases, the dollar amount that you can lose in any single ETF Business Day from a decrease in the price of the ETF will increase correspondingly. This is because the ETF Performance Factor will be applied to a larger closing Indicative Note Value and, consequently, a larger Long ETF Amount in calculating any subsequent closing Indicative Note Value. As such, the dollar amount that you can lose from any decrease will be greater than if the Indicative Note Value were maintained at a constant level. This means that if the Indicative Note Value increases, you could subsequently lose more than 3% of your initial investment for each 1% daily decrease in the price of the ETF.

PS-13

Due to the effect of compounding, if the Indicative Note Value decreases, any subsequent increase in the price of the ETF will result in a smaller dollar increase on the Indicative Note Value than if the Indicative Note Value remained constant.

If the Indicative Note Value decreases, the dollar amount that you can gain in any single ETF Business Day from an increase in the price of the ETF will decrease correspondingly. This is because the ETF Performance Factor will be applied to a smaller Indicative Note Value and, consequently, a smaller Long ETF Amount in calculating any subsequent Indicative Note Value. As such, the dollar amount that you can gain from any increase in the price of the ETF will be less than if the Indicative Note Value were maintained at a constant level. This means that if the Indicative Note Value decreases, it will take larger daily increases in the price of the ETF to restore the value of your investment back to the amount of your initial investment than would have been the case if the Indicative Note Value were maintained at a constant level. Further, if you invest in the notes, you could gain less than 3% of your initial investment for each 1% daily increase in the price of the ETF.

The leverage of the notes is reset daily, and the leverage of the notes during any given day may be greater than or less than 3.0.

The leverage of the notes is reset daily (subject to the occurrence of a Market Disruption Event) based on the ETF Closing Price. Resetting the Indicative Note Value has the effect of resetting the then-current leverage to approximately 3.0. During any given day, the leverage of the notes will depend on intraday changes in the price of the ETF and any change in the price of the ETF on any day may be greater or less than 3.0. If the price of the ETF on any day has increased from the ETF Closing Price on the preceding day, the leverage of the notes will be less than 3.0 (e.g. 1.5, 1.0, 0.5); conversely, if the price of the ETF on any day has decreased from the ETF Closing Price on the preceding day, the leverage of the notes will be greater than 3.0 (e.g., 3.5, 4.0, 4.5). Thus, the leverage of the notes at the time that you purchase them may be greater or less than the target leverage of 3.0, depending on the performance of the ETF since the leverage was reset. See “—The notes are subject to intraday purchase risk” below.

The notes are subject to our call right, which may result in a forced early redemption and a potential loss on your investment.

We may, in our sole discretion, redeem the notes, in whole or in part, on any ETF Business Day after the Initial Trade Date. If we exercise this call right, the term of the affected notes will be reduced. Upon redemption, you will receive, for each note called, a cash payment on the Call Settlement Date equal to the Call Settlement Amount, which will be equal to the arithmetic mean of the closing Indicative Note Values on each ETF Business Day in the Call Measurement Period. The Call Settlement Amount may be less than the price you paid for the notes, and you may lose some, or all, of your initial investment.

On the Call Settlement Date, BMO will redeem the notes and, in exchange, will pay investors holding the notes an amount in cash equal to the Call Settlement Amount. Once redeemed, the notes will cease to be outstanding on the Call Settlement Date and investors will have no further rights under the notes after the Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are called prior to maturity.

If we exercise our call right, the Call Settlement Amount will be determined over a ten-day Call Measurement Period, and you will not participate in any future performance of the ETF after such Call Measurement Period.

If we exercise our call right, the Call Measurement Period will consist of ten consecutive ETF Business Days. If the price of the ETF decreases on one or more ETF Business Days in the Call Measurement Period, the Call Settlement Amount will be adversely affected, and any such decrease could offset increases on other ETF Business Days in the Call Measurement Period.

In addition, the Call Settlement Date will be the fifth Business Day following the last ETF Business Day in the Call Measurement Period. Once the Call Measurement Period concludes, the Call Settlement Amount will be determined and you will no longer have the ability to participate in the future performance of the ETF. Therefore, if the price of the ETF increases between the last ETF Business Day in the Call Measurement Period and the Call Settlement Date, you will not participate in any such increase and may lose out on substantial gains.

The exercise of our call right may adversely affect the value of, or your ability to sell, your notes in the secondary market.

Our election to exercise our call right may adversely affect your ability to sell your notes, and/or the price at which you may be able to sell your notes in the secondary market prior to the Call Settlement Date.

PS-14

Investors who purchase the notes in the secondary market at a price greater than the Call Settlement Amount will incur a loss if the notes are called. Similarly, investors who sell the notes in the secondary market at a price below the Call Settlement Amount that they would have received had they held the notes through the Call Settlement Date will forgo the opportunity to receive a higher amount and will experience a lower return than if they had held the notes until the Call Settlement Date. In either case, investors may suffer losses, which could be significant. No additional compensation will be paid for the loss of the potential investment opportunity of holding the notes.

We will exercise our call right without taking your interests into account. Consequently, a potential conflict between our interests and those of the noteholders exists with respect to our call right.

If we exercise our call right, the Call Settlement Amount may be less than the closing Indicative Note Value at the time we give notice.

The Call Settlement Amount will be based on the average of the closing Indicative Note Values during the Call Measurement Period, which will commence after the date we deliver the call notice. The price of the ETF and closing Indicative Note Value may fluctuate significantly between the date we deliver the call notice and the Call Measurement Period—including as a result of trading activity by us or our affiliates—potentially resulting in a Call Settlement Amount that is lower than both your purchase price and the indicative value at the time of the call notice.

If we exercise our call right, we will cause a call notice to be delivered solely to DTC.

If we exercise our call right, we will cause a call notice to be delivered solely to DTC, in accordance with its applicable policies and procedures. The notes will be issued in book-entry form and represented by a global security deposited with, and registered in the name of, DTC or its nominee. Accordingly, DTC will be the sole registered holder of the notes, and beneficial owners will not receive notices directly from us.

Beneficial owners should contact their broker, bank, or other intermediary through which they hold notes to obtain information about any notices and related procedures. We are not responsible for, and have no control over, the manner in which any intermediary provides notices to beneficial owners.

We have the right to replace the exchange traded fund to which the notes are linked.

As set forth below, in the section “Additional Terms of the Notes—Replacement of the ETF at Our Option,” we may substitute a different exchange traded fund for the ETF. The performance of any new exchange traded fund to which the notes are linked may perform differently than the ETF over the remaining term of the notes. Any such replacement ETF may have risks that are different from, or additional to, the ETF described in this pricing supplement. Accordingly, if we exercise this right, the payments on the notes may be adversely affected.

We currently intend only to exercise this right under extraordinary circumstances, for example, if we determine that our hedging activity relating to the notes has an unexpectedly significant impact on the market price of the ETF, and that there is a similar exchanged traded fund as to which our hedging activity would not have the same result. In contrast, we do not intend to exercise this right in order to increase the payments of the notes; for example, we will not substitute the ETF simply because another ETF is performing better or because another exchange traded fund has an expense structure that is more beneficial for holders of the notes. Accordingly, you should not invest in the notes based upon an expectation that we will substitute a different exchange traded fund at any time during the term of the notes.

PS-15

You will not have any ownership rights in the ETF or gold bullion.

You will not have any ownership rights in the ETF or gold bullion, the Cash Settlement Amount, the Call Settlement Amount or Redemption Amount, if any, will be paid in U.S. dollars, and you will have no right to receive delivery of any shares of the ETF or any gold bullion.

The ETF Closing Prices used to calculate the payment at maturity, call or upon a redemption may be less than those prices on the Maturity Date, Call Settlement Date or at other times during the term of the notes.

The ETF Closing Price on the Maturity Date, Call Settlement Date or at other times during the term of the notes, including dates near the Final Measurement Period or the Call Measurement Period, as applicable, could be greater than any of the ETF Closing Prices during the Final Measurement Period or Call Measurement Period, as applicable. This difference could be particularly large if there is a significant increase in the ETF Closing Price after the Final Measurement Period or the Call Measurement Period, as applicable, or if there is a significant decrease in the ETF Closing Price around the Final Measurement Period or the Call Measurement Period, as applicable, or if there is significant volatility in the ETF Closing Price during the term of the notes.

There are restrictions on the minimum number of notes you may request that we redeem and the dates on which you may exercise your right to have us redeem your notes.

If you elect to require us to redeem your notes, except under the circumstances set forth above, you must request that we redeem at least 25,000 notes on any Business Day, through and including the Final Redemption Date. If you own fewer than 25,000 notes, you generally will not be able to elect to require us to redeem your notes. Your request that we redeem your notes is only valid if we receive your Redemption Notice by email no later than 2:00 p.m., New York City time, on the applicable Redemption Notice Date and a completed and signed Redemption Confirmation by 5:00 p.m., New York City time, that same day. If we do not receive such notice and confirmation, your redemption request will not be effective and we will not redeem your notes on the corresponding Redemption Date.

The daily redemption feature is intended to induce arbitrageurs to counteract any trading of the notes at a premium or discount to their indicative value. There can be no assurance that arbitrageurs will employ the redemption feature in this manner.

Because of the timing requirements of the Redemption Notice and the Redemption Confirmation, settlement of the redemption will be prolonged when compared to a sale and settlement in the secondary market. Because your request that we redeem your notes is irrevocable, this will subject you to loss if the price of the ETF decreases after we receive your request. Furthermore, our obligation to redeem the notes prior to maturity may be postponed upon the occurrence of a Market Disruption Event.

If you want to sell your notes but are unable to satisfy the minimum redemption requirements, you may attempt to sell your notes into the secondary market at any time, subject to the risks described below. A trading market for the notes may not develop. Also, the price you may receive for the notes in the secondary market may differ from, and may be significantly less than, the Redemption Amount.

You will not know the Redemption Amount at the time you elect to request that we redeem your notes.

You will not know the Redemption Amount you will receive at the time you elect to request that we redeem your notes. Your notice to us to redeem your notes is irrevocable and must be received by us no later than 2:00 p.m., New York City time, on the applicable Redemption Notice Date and a completed and signed confirmation of such redemption must be received by us no later than 5:00 p.m., New York City time, on the same day. The Redemption Measurement Date is the ETF Business Day following the applicable Redemption Notice Date, unless we elect to move that date to the Redemption Notice Date. You will not know the Redemption Amount until after the Redemption Measurement Date, and we will pay you the Redemption Amount, if any, on the Redemption Date, which is the third Business Day following the applicable Redemption Measurement Date. As a result, you will be exposed to market risk in the event the price of the ETF fluctuates after we confirm the validity of your notice of election to exercise your right to have us redeem your notes, and prior to the relevant Redemption Date.

PS-16

Market disruptions may adversely affect your return.

The Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents the Calculation Agent from determining the closing Indicative Note Values during the Final Measurement Period or the Call Measurement Period, or on a Redemption Measurement Date, and prevents the Calculation Agent from calculating the amount that we are required to pay you, if any. These events may include disruptions or suspensions of trading in the markets as a whole. Because the ETF invests in gold bullion, a Market Disruption Event may result from both events relating to the trading of the ETF, or from disruptions in the market for gold bullion. If the Calculation Agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that the determination of the ETF Closing Price will be postponed and your return will be adversely affected. Moreover, if the final Averaging Date (as defined under “Additional Terms of the Notes—Market Disruption Events”) is postponed to the last possible day and the ETF Closing Price is not available on that day if such day is not an ETF Business Day, the Calculation Agent or one of its affiliates will determine the ETF Closing Price on such last possible day. See “Additional Terms of the Notes—Market Disruption Events” for more information. Because the Calculation Agent is our affiliate, its interests in making a determination of this kind may be adverse to the interests of holders of the notes.

Significant aspects of the tax treatment of the notes are uncertain.

The tax treatment of the notes is uncertain. In addition, the notes may be subject to the “constructive ownership” rules, which may recharacterize as ordinary income all or a portion of any gain that would otherwise be treated as long-term capital gain for U.S. federal income tax purposes. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian tax authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are considering whether, among other issues, an investor in prepaid forward contracts or other similar instruments should be required to accrue income over the term of an instrument such as the notes even though that investor will not receive any payments with respect to the notes until maturity (or early redemption) and whether all or part of the gain an investor may recognize upon sale or maturity of an instrument such as the notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “Supplemental Tax Considerations” in this pricing supplement. You should consult your tax adviser about your own tax situation.

Risks Relating to Liquidity and the Secondary Market

The Intraday Indicative Value and the Indicative Note Value are not the same as the closing price or any other trading price of the notes in the secondary market.

The Intraday Indicative Value at any point in time during the Core Trading Session of an Exchange Business Day will equal (a) the Intraday Long ETF Amount minus (b) the Financing Level; provided that if such calculation results in a value equal to or less than $0, the Intraday Indicative Value will be $0. Because the Intraday Indicative Value uses an intraday price of the ETF for its calculation, a variation in the intraday price of the ETF from the previous ETF Business Day’s ETF Closing Price may cause a significant variation between the closing Indicative Note Value and the Intraday Indicative Value on any date of determination. The Intraday Indicative Value also does not reflect intraday changes in the leverage; it is based on the constant Daily Leverage Factor of 3. Consequently, the Intraday Indicative Value may vary significantly from the previous or next ETF Business Day’s closing Indicative Note Value or the price of the notes purchased intraday.

PS-17

The trading price of the notes at any time is the price at which you may be able to sell your notes in the secondary market at such time, if one exists. The trading price of the notes at any time may vary significantly from the Intraday Indicative Value of the notes at such time due to, among other things, imbalances of supply and demand, lack of liquidity, transaction costs, credit considerations and bid-offer spreads, and any corresponding premium in the trading price may be reduced or eliminated at any time. Paying a premium purchase price over the Intraday Indicative Value of the notes could lead to significant losses in the event the investor sells such notes at a time when that premium is no longer present in the marketplace or the notes are called, in which case investors will receive a cash payment based on the closing Indicative Note Value of the notes during the Call Measurement Period. See “—There is no assurance that your notes will continue to be listed on a securities exchange, and they may not have an active trading market” below. We may, without providing you notice or obtaining your consent, create and issue notes in addition to those offered by this pricing supplement having the same terms and conditions as the notes. However, we are under no obligation to sell additional notes at any time, and we may suspend issuance of new notes at any time and for any reason without providing you notice or obtaining your consent. If we limit, restrict or stop sales of additional notes, or if we subsequently resume sales of such additional notes, the price and liquidity of the notes could be materially and adversely affected, including an increase or decline in the premium purchase price of the notes over the Intraday Indicative Value of the notes. Before trading in the secondary market, you should compare the Intraday Indicative Value with the then-prevailing trading price of the notes.

Publication of the Intraday Indicative Value may be delayed, particularly if the publication of the intraday price of the ETF is delayed. See “Intraday Prices of the ETF and the Notes—Intraday Indicative Note Values.”

There is no assurance that your notes will continue to be listed on a securities exchange, and they may not have an active trading market.

The notes are listed on the NYSE under the ticker symbol “SHNY.” However, no assurance can be given as to the continued listing of the notes for their term or of the liquidity or trading market for the notes. There can be no assurance that a secondary market for the notes will be maintained.

Although the title of the notes includes the words “exchange-traded notes”, we are not obligated to maintain the listing of the notes on the NYSE or any other exchange. The notes may cease to be listed on the NYSE or any other exchange because we elect in our sole discretion to discontinue the listing of the notes on any exchange. We may elect to discontinue the listing of the notes at any time and for any reason, including in connection with a decision to discontinue further issuances and sales of the notes. In addition, the notes may cease to be listed on the NYSE or any other exchange because they cease to meet the listing requirements of the exchange. For example, in the event that there is a material change in the ETF that causes the ETF to no longer meet the exchange’s listing requirements.

If the notes cease to be listed on the NYSE or any other exchange, the liquidity of the notes is likely to be significantly adversely affected and the notes may trade at a significant discount to their indicative value. If the notes ceased to be listed on an exchange, the words “exchange-traded notes” will nevertheless continue to be included in their title. If the notes are delisted, they will no longer trade on a national securities exchange and the liquidity of the notes is likely to be significantly adversely affected. Trading in delisted notes, if any, would be on an over-the-counter basis. If the notes are removed from their primary source of liquidity, it is possible that holders may not be able to trade their notes at all. We cannot predict with certainty what effect, if any, a delisting would have on the trading price of the notes; however, the notes may trade at a significant discount to their indicative value. If a holder had paid a premium over the Intraday Indicative Value of the notes and wanted to sell the notes at a time when that premium has declined or is no longer present, the investor may suffer significant losses and may be unable to sell the notes in the secondary market.

The applicable securities exchange may halt trading in the notes or may limit the extent to which trading prices may change within specified time periods, which in either case would adversely impact your ability to sell the notes.

Trading in the notes may be halted due to market conditions or, in light of the exchange’s rules and procedures, for reasons that, in the view of that exchange, make trading in the notes inadvisable. General exchange trading is subject to trading halts caused by extraordinary market volatility pursuant to “circuit breaker” rules based on a specified decline in a market index (e.g., the S&P 500® Index). In addition, the notes may be subject to “limit up” and “limit down” rules or trading pause requirements that are triggered by a significant change in the trading price of the notes within a specified period of time. These “limit up” and “limit down” and trading pause rules, if triggered, could prevent investors from transacting at the then prevailing Intraday Indicative Value or at all. If the value of the notes declines precipitously during the trading day, triggering a “limit down” mechanism or trading pause, you may be unable to sell the notes for some period of time, either because no trading at all is permitted or because the price that any purchaser would be willing to pay for them at the time may be significantly below the lowest price that a purchaser would be permitted to pay for them on the NYSE. In that circumstance, by the time you are finally able to sell your notes, you may have incurred significantly greater losses than you would have incurred had you been able to sell them when you initially wanted to. Additionally, the ability to short sell notes may be restricted under specified circumstances. NYSE's rules relating to these matters are subject to change from time to time.

PS-18

The liquidity of the market for the notes may vary materially over time, and may be limited if you do not hold at least 25,000 notes.

As stated on the cover of this pricing supplement, we sold a portion of the notes on the Initial Trade Date, and the remainder of the notes may be offered and sold from time to time, through BMOCM, our affiliate, as agent, to investors and dealers acting as principals. Certain affiliates of BMOCM may engage in limited purchase and resale transactions in the notes, and we or BMOCM may purchase notes from holders in amounts and at prices that may be agreed from time to time, although none of us are required to do so. Also, the number of notes outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the notes or due to our or our affiliates’ purchases of notes in the secondary market. Accordingly, the liquidity of the market for the notes could vary materially over the period you hold the notes. There may not be sufficient liquidity to enable you to sell your notes readily and you may suffer substantial losses and/or sell your notes at prices substantially less than their Intraday Indicative Value or closing Indicative Note Value, including being unable to sell them at all or only for a minimal price in the secondary market. You may elect to require us to redeem your notes, but such redemption is subject to the restrictive conditions and procedures described in this pricing supplement, including the condition that, except to the extent set forth above, you must request that we redeem a minimum of 25,000 notes on any Redemption Date.

We may sell additional notes at different prices, but we are under no obligation to issue or sell additional notes at any time, and if we do sell additional notes, we may limit or restrict such sales, and we may stop selling additional notes at any time.

In our sole discretion, we may decide to issue and sell additional notes from time to time at a price that is higher or lower than the stated principal amount, based on the Indicative Note Value at that time. The price of the notes in any subsequent sale may differ substantially (higher or lower) from the issue price paid in connection with any other issuance of such notes. Additionally, any notes held by us or an affiliate in inventory may be resold at prevailing market prices. However, we are under no obligation to issue or sell additional notes at any time, and if we do sell additional notes, we may limit or restrict such sales, and we may stop selling additional notes at any time. If we start selling additional notes, we may stop selling additional notes for any reason, which could materially and adversely affect the price and liquidity of such notes in the secondary market.

Any limitation or suspension on the issuance or sale of the notes by us or BMOCM may materially and adversely affect the price and liquidity of the notes in the secondary market. Alternatively, the decrease in supply may cause an imbalance in the market supply and demand, which may cause the notes to trade at a premium over the indicative value of the notes. Any premium may be reduced or eliminated at any time. Paying a premium purchase price over the Indicative Note Value could lead to significant losses if you sell those notes at a time when that premium is no longer present in the marketplace or if the notes are called at our option. If we call the notes prior to maturity, investors will receive a cash payment in an amount equal to the Call Settlement Amount, which will not include any premium. Investors should consult their financial advisers before purchasing or selling the notes, especially if they are trading at a premium.

The value of the notes in the secondary market may be influenced by many unpredictable factors.

The market value of your notes may fluctuate between the date you purchase them and the relevant date of determination. You may also sustain a significant loss if you sell your notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the notes. We expect that, generally, the price of the ETF on any day will affect the value of the notes more than any other single factor. The value of the notes may be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility in the ETF;
•	the market price of gold bullion;
•	the time to maturity of the notes;
•	interest and yield rates in the market generally;

PS-19

•	supply and demand for the applicable notes, including, but not limited to, inventory positions with BMOCM or any market maker or other person or entity who is trading the notes (supply and demand for the notes will be affected by the total issuance of notes, and we are under no obligation to issue additional notes to increase the supply);
•	the amount of the Daily Investor Fee and the Daily Financing Charge on the relevant date of determination;
•	whether the notes have been delisted from the NYSE;
•	economic, financial, political, regulatory, judicial, military and other events that affect the ETF or that affect markets generally and which may affect market prices for the ETF; and
•	our actual or perceived creditworthiness.

Some or all of these factors will influence the price you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. If you sell the notes, you may receive significantly less than the amount that you paid for them.

The notes are subject to intraday purchase risk.

The notes may be purchased in the secondary market at prices other than the closing Indicative Note Value, which will have an effect on the effective leverage amount of the notes. Because the exposure is fixed after the close of each trading day (subject to the occurrence of a Market Disruption Event) and does not change intraday as the price of the ETF moves in favor of the notes (i.e., the price of the ETF increases), the actual exposure in the notes decreases. The reverse is also true. The table below presents the hypothetical exposure an investor has (ignoring all costs, fees and other factors) when purchasing a note intraday given the movement of the price of the ETF since the closing price of the ETF on the prior ETF Business Day. The resulting effective exposure amount will then be constant for that purchaser until the earlier of (i) a sale or (ii) the end of the relevant day. The table below assumes the closing Indicative Note Value for the notes was $25 on the prior ETF Business Day and the closing price of the ETF on the prior ETF Business Day was 100.00.

A	B	C	D	E
ETF Price ($)	% Change in ETF Price	Hypothetical Price for 3x Notes C=$25*(1+3*B)	Hypothetical Notional Exposure for 3x Notes D=$25*(1+B)*3	Effective Leverage Amount of 3x Notes E=D/C
120.00	20%	$40.00	$90.00	2.25
115.00	15%	$36.25	$86.25	2.38
110.00	10%	$32.50	$82.50	2.54
105.00	5%	$28.75	$78.75	2.74
104.00	4%	$28.00	$78.00	2.79
103.00	3%	$27.25	$77.25	2.83
102.00	2%	$26.50	$76.50	2.89
101.00	1%	$25.75	$75.75	2.94
100.00	0%	$25.00	$75.00	3.00
99.00	-1%	$24.25	$74.25	3.06
98.00	-2%	$23.50	$73.50	3.13
97.00	-3%	$22.75	$72.75	3.20
96.00	-4%	$22.00	$72.00	3.27
95.00	-5%	$21.25	$71.25	3.35
85.00	-15%	$13.75	$63.75	4.64
80.00	-20%	$10.00	$60.00	6.00

The table above shows that if the price of the ETF increases during the ETF Business Day, your effective exposure decreases from three times leveraged long. For example, if the price of the ETF increases by 20%, your effective exposure decreases from 3.00x to 2.25x.

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The table above also shows that if the price of the ETF decreases during the ETF Business Day, your effective exposure increases from three times leveraged long. For example, if the price of the ETF decreases by 20%, your effective exposure increases from 3.00x to 6.00x.

Risks Relating to Conflicts of Interest and Hedging

Our offering of the notes does not constitute an expression of our view about, or a recommendation of, the ETF or value of gold bullion.

You should not take our offering of the notes as an expression of our views about how the price of the ETF or market prices for gold bullion will perform in the future or as a recommendation to invest (directly or indirectly, by taking a long or short position) in the ETF, including through an investment in the notes. As a global financial institution, we and our affiliates may, and often do, have positions (long, short or both) in the ETF or in gold bullion that conflict with an investment in the notes. See “—We or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our hedging and other trading activities” below and “Use of Proceeds and Hedging” in this pricing supplement for some examples of potential conflicting positions we may have. You should undertake an independent determination of whether an investment in the notes is suitable for you in light of your specific investment objectives, risk tolerance and financial resources.

We are not affiliated with the sponsor of the ETF. Neither we nor any of our affiliates independently verified the accuracy or the completeness of any information about the ETF that is set forth in this pricing supplement or disclosed by that sponsor.

We or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our hedging and other trading activities.

In anticipation of the sale of the notes, we expect to hedge our obligations under the notes through certain affiliates or unaffiliated counterparties by taking positions in instruments the value of which is derived from the ETF or gold bullion. We may also adjust our hedge by, among other things, purchasing or selling instruments the value of which is derived from the ETF or gold bullion at any time and from time to time, and close out or unwind our hedge by selling any of the foregoing at any time and from time to time. We cannot give you any assurances that our hedging will not negatively affect the price of the ETF or the performance of the applicable notes. See “Use of Proceeds and Hedging” below for additional information about our hedging activities.

These hedging activities may present a conflict of interest between your interest as a holder of the notes and the interests our affiliates have in executing, maintaining and adjusting hedge transactions. These hedging activities could also affect the price at which BMOCM is willing to purchase your notes in the secondary market.

Our hedging counterparties expect to make a profit. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.

It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.

Bank of Montreal or its affiliates may also engage in trading in the shares of the ETF or gold bullion, or other investments relating to those assets on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could negatively affect the market price of the ETF, and, therefore negatively affect the market value of the notes. Bank of Montreal or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the ETF or gold bullion. By introducing competing products into the marketplace in this manner, Bank of Montreal or its affiliates could adversely affect the market value of the notes.

PS-21

BMOCM and its affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the notes, and may do so in the future. Any such research, opinions or recommendations could affect the price of the ETF and of gold bullion, and therefore the market value of the notes.

BMOCM and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. BMOCM and its affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the notes. Any research, opinions or recommendations expressed by BMOCM or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes, the ETF and gold bullion.

We or our affiliates may have economic interests that are adverse to those of the holders of the notes due to BMOCM’s role as Calculation Agent.

BMOCM, one of our affiliates, will act as the Calculation Agent. The Calculation Agent will make all determinations relating to each of the notes, including the ETF Closing Price, the ETF Performance Factor, the Indicative Note Value, the Daily Investor Fee, the Long ETF Amount, the Financing Level, the Daily Financing Charge, the Redemption Fee Amount, the Cash Settlement Amount, if any, that we will pay you at maturity, and the Redemption Amount, if any, that we will pay you upon early redemption, if applicable. The Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether the ETF has been discontinued and whether there has been a material change in the ETF. As described in more detail below, the Calculation Agent may also make determinations that result in a replacement of the ETF for the notes. See “Additional Terms of the Notes—Adjustments to the ETF.” In performing these duties, BMOCM may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where BMOCM, as the Calculation Agent, is entitled to exercise discretion.

Risks Relating to the ETF

Historical values of the ETF should not be taken as an indication of the future performance of the ETF during the term of the notes.

It is impossible to predict whether the value of the ETF will fall or rise. The value of the ETF will be influenced by complex and interrelated political, economic, financial and other factors that can affect the ETF. Accordingly, any historical values of the ETF do not provide an indication of the future performance of the ETF.

There are liquidity and management risks associated with the ETF.

Although shares of the ETF will be listed for trading on a securities exchange and a number of similar products have been traded on various exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the ETF or that there will be liquidity in that trading market.

We cannot control actions by the ETF's sponsor or trustee, which may adjust the ETF in a way that could adversely affect the payments on the notes and their market value, and these entities have no obligation to consider your interests.

The policies of the ETF's sponsor and trustee concerning the calculation of the ETF’s net asset value, additions, deletions or substitutions of the investments held by the ETF could affect the market price per share of the ETF and, therefore, the amounts payable on the notes and their market value. The amounts payable on the notes and their market value could also be affected if these entities change these policies, for example, by changing the manner in which the ETF’s net asset value is calculated, or if the calculation or publication of the ETF’s net asset value is discontinued or suspended, in which case it may become difficult to determine the value of the notes. If events such as these occur or if the closing price per share of the ETF is not available on any relevant date during the term of the notes, the Calculation Agent may determine the closing price per share of the ETF on that day; as a result, the Calculation Agent would determine the price of the ETF in a manner it considers appropriate, in its sole discretion.

PS-22

The performance of the ETF and the performance of the gold bullion may vary.

The performance of the ETF and that of gold bullion generally may vary due to, for example, transaction costs and timing variances. In addition, because the shares of the ETF are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the ETF may differ from its net asset value per share; shares of the ETF may trade at, above, or below their net asset value per share.

During periods of market volatility, market participants may be unable to accurately calculate the net asset value per share of the ETF, and the liquidity of the ETF may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the ETF. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the ETF.

The ETF also will not fully replicate the price of gold bullion due to the fees and expenses charged by the ETF. The ETF does not generate any income, and as the ETF regularly sells its gold bullion to pay for its ongoing expenses, the amount of gold represented by each share gradually declines over time. The ETF sells gold bullion to pay expenses on an ongoing basis irrespective of whether its trading price rises or falls in response to changes in the price of gold. The ETF may effect these sales at a time this adverse to the interests of holders of the notes. Additionally, there is a risk that part or all of the ETF's holdings of gold could be lost, damaged or stolen. Access to the ETF's gold could also be restricted by natural events (such as earthquakes) or human actions (such as terrorist attacks).

For the foregoing reasons, the performance of the ETF may not match the performance of gold bullion over the same period. Because of this variance, the return on the notes, to the extent dependent on the return of the ETF, may not be the same as an investment directly in gold bullion or the same as a debt security with payments linked to the performance of gold bullion.

You will not own the underlying gold bullion.

Investing in the notes is not the same as owning gold bullion or futures contracts relating to gold bullion. You will not have a right to receive delivery of any of gold bullion or futures contracts. We will not invest in any gold bullion on behalf or for the benefit of holders of the notes.

The notes will not be regulated by the Commodity Futures Trading Commission.

Unlike a direct investment in futures contracts related to commodities, your investment in the notes does not afford you the benefits of the regulatory protections of the Commodity Futures Trading Commission (the "CFTC"). Holders of the notes will not benefit from the CFTC’s or any other non-U.S. regulators’ regulatory protections that are afforded to persons who trade in futures contracts through a registered futures merchant or operator.

Unlike an investment in notes linked to the performance of an ETF that invests in one or more commodities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a “commodity pool operator” (a “CPO”). Because the notes will not be interests in a commodity pool, they will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a CPO and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools.

Changes in the methodology used to calculate the LBMA Gold Price or changes in laws or regulations which affect the price of gold may affect the value of the notes.

The London Bullion Market Association (the “LBMA”) sets the fixings of gold (the “LBMA Gold Price”) used to determine the value of gold held by the ETF, and may adjust the determination of the LBMA Gold Price in a way that adversely affects the value of the notes. In setting these prices, the LBMA has no obligation to consider your interests. The LBMA may from time to time change any rule or bylaw or take emergency action under its rules, any of which could affect the LBMA Gold Price. Any change of this kind could impact the LBMA Gold Price, and could adversely affect the value of the notes.

The methods for determining the LBMA Gold Price are not the same as U.S. futures markets. For example, there are no daily price limits that would otherwise restrict the extent of daily fluctuations in the price of gold in the market. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

PS-23

In addition, the price of gold could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those relating to taxes and duties on commodities or commodity components) by one or more governments, governmental agencies, courts, or other official bodies. Any event of this kind could adversely affect the LBMA Gold Price and, as a result, could adversely affect the value of the notes.

There are risks associated with the LBMA Gold Price.

The gold held by the ETF is valued based upon the LBMA Gold Price. This price is determined using an electronic auction. Electronic markets are not exempt from failures. In addition, electronic trading platforms may be subject to influence by high-frequency traders with results that may be contested by the industry, regulators and market observers. It is possible that electronic failures or other unanticipated events may occur that could result in delays in the announcement of, or the inability of the system to produce, an LBMA Gold Price on any given day. Furthermore, if a perception were to develop that these prices are vulnerable to manipulation attempts, or if the proceedings surrounding the determination and publication of these prices were seen as unfair, biased or otherwise compromised by the markets, the behavior of investors and traders in gold may change, and those changes may have an effect on the price of gold (and, consequently, the value of the ETF).

In any of these circumstances, the intervention of extraneous events disruptive of the normal interaction of supply and demand of gold at any given time, may result in distorted prices and losses in value of the ETF that, but for such extraneous events, might not have occurred. The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA Gold Price, which could adversely affect the value of the notes. The LBMA, or an independent service provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising the LBMA Gold Price. All of these factors could adversely affect the price the ETF and, therefore, the return on the notes.

The price of the ETF is linked closely to the price of the gold that it holds, which may change unpredictably and affect the value of the notes in unforeseeable ways.

The value of the ETF depends upon the price of only one commodity, gold. Accordingly, an investment linked to the ETF may be more risky and volatile as compared to a security linked to a basket of more than one commodity.

Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial, or other events. Gold prices may also be affected by industry factors, such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold, levels of gold production and production costs in the countries in which gold is mined, above-ground inventories of gold, and short-term changes in supply and demand because of investment, trading and hedging activities in the gold market, including trading activities of hedge funds and commodity funds. It is not possible to predict the aggregate effect of all or any combination of these factors.

The ETF attempts to mirror as closely as possible, before fees and expenses, the performance of the price of gold. As a result, the value of the ETF relates directly to the value of gold. The market for gold is generally subject to temporary distortions or other disruptions due to various factors, including a lack of liquidity in the market, the participation of speculators, and government regulation and intervention.

Many investors, institutions, governments and other market participants purchase and sell gold as a hedge against inflation, market turmoil or uncertainty, military conflicts, or political events. Under those circumstances, or changes in those circumstances, significant large-scale purchases or sales of gold by market participants may affect the price of gold, which could affect the value of the ETF in a manner that is adverse to holders of the notes. Any future crises, or developments as to those crises, may impact the price of gold in a manner that reduces the value of the notes.

PS-24

HYPOTHETICAL EXAMPLES

Hypothetical Payment at Maturity

The following examples and tables illustrate how the notes would perform at maturity in hypothetical circumstances. They are intended to highlight how the return on the notes is affected by the daily performance of the ETF, fees, leverage, compounding and path dependency. These hypothetical examples are provided for illustrative purposes only. Past performance of the ETF and the hypothetical performance of the notes are not indicative of the future results of the ETF or the notes. The actual performance of the ETF and the notes will vary, perhaps significantly, from the examples illustrated below.

For ease of review, the following examples cover a 22-day period. However, the notes are not intended to be “buy and hold” investments, and are not intended to be held to maturity. Instead, the notes are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. The notes are designed to reflect a 3x leveraged long exposure to the performance of the ETF on a daily basis, before taking into account the negative effect of the Daily Investor Fee, the Daily Financing Charge and the Redemption Fee Amount, if applicable. However, due to the daily resetting leverage, the returns on the notes over different periods of time can, and most likely will, differ significantly from three times the return on a direct long investment in the ETF. The notes are designed to achieve their stated investment objectives on a daily basis. The performance of the notes over different periods of time can differ significantly from their stated daily objectives. The notes are considerably riskier than securities that have intermediate- or long-term investment objectives, and are not suitable for investors who plan to hold them for a period of more than one day or who have a “buy and hold” strategy. Investors should actively and continuously monitor their investments in the notes on an intraday basis, and any decision to hold the notes for more than one day should be made with great care and only as the result of a series of daily (or more frequent) investment decisions to remain invested in the notes for the next one-day period. The notes are very sensitive to changes in the price of the ETF, and returns on the notes may be negatively impacted in complex ways by the volatility of the ETF on a daily or intraday basis. It is possible that you will suffer significant losses in the notes even if the long-term performance of the ETF is positive. Accordingly, the notes should be purchased only by sophisticated investors who understand and can bear the potential risks and consequences of the notes that are designed to provide exposure to the leveraged performance of the ETF on a daily basis and that will be highly volatile and may experience significant losses, up to the entire amount invested, in a short period of time.

The resetting of the leverage on each day is likely to cause each note to experience a “decay” effect, which is likely to worsen over time and will be greater the more volatile the price of the ETF. The “decay” effect refers to the likely tendency of the notes to lose value over time. Accordingly, the notes are not suitable for intermediate- or long-term investment, as any intermediate- or long-term investment is very likely to sustain significant losses, even if the ETF appreciates over the relevant time period. Although the decay effect is more likely to impact the return on the notes the longer the notes are held, the decay effect can have a significant impact on the notes’ performance even over a period as short as two days. The notes are suitable only for sophisticated investors. If you invest in the notes, you should continuously monitor your holdings of the notes and make investment decisions at least daily. Please see the section “—Illustrations of the “Decay” Effect on the Notes” below.

The closing Indicative Note Value will reflect the daily deduction of the Daily Investor Fee and the Daily Financing Charge. If the price of the ETF decreases or does not increase sufficiently, after giving effect to the decay effect caused by the daily resetting of the leverage, to offset the Daily Investor Fee and the Daily Financing Charge and, in the case of an Early Redemption, the Redemption Fee Amount over the period you hold the notes, the value of the notes will decline and you will lose some or all of your investment.

We have shown two sets of examples: 1 to 4 and 5 to 8. Examples 1 to 4 are based upon the minimum Financing Spread of 2.75%. Examples 5 to 8 show the impact if we elect to increase this amount to the maximum extent described above, to a Financing Spread of 5.00%. All of these examples assume that the Federal Reserve Bank Prime Loan Rate remains constant at 4.00% during the relevant period. The assumed Federal Reserve Bank Prime Loan Rate is not a prediction or indication of that rate throughout the term of the notes. The actual Federal Reserve Bank Prime Loan Rate will fluctuate over time and we cannot predict the actual Federal Reserve Bank Prime Loan Rate on any day.

We have included examples in which the price of the ETF alternatively increases and decreases at a constant rate of 3.00% per day, with the price of the ETF decreasing by 0.99 points by day 22 (Examples 1 and 5), with a note return of -9.36% (Example 1) and -9.60% (Example 5); we have also included examples in which the price of the ETF decreases at a constant rate of 3.00% per day, decreasing -48.83 points by day 22 (Examples 2 and 6), with a note return of -87.56% (Example 2) and -87.60% (Example 6).

PS-25

Examples 3 and 4, and examples 7 and 8, highlight the effect of volatility in the ETF. In Example 3 and 7, the price of the ETF increases by a constant 1.00% per day, with an increase of 24.47 points by day 22 and a note return of 90.00% (Example 3) and 89.50% (Example 7). In contrast, in Examples 4 and 8, at day 22, the price of the ETF has increased 24.87 points; however, due to the volatility of the ETF on a daily basis, the note return is -19.92% (in Example 4) and -20.15% in Example 8), resulting in significant differences from the note returns in Example 3 and 7.

The following examples are based on a hypothetical principal amount of $25 per note and a hypothetical Initial ETF Price of $100. For ease of analysis and presentation, the examples below assume that the notes were purchased on the Initial Trade Date at the Indicative Note Value and disposed of on the Maturity Date, no Market Disruption Events occurred and that the term of the notes is 22 days. In Examples 1-8, the Daily Investor Fee and the Daily Financing Charge assume that there are no weekends or holidays. The examples assume that every calendar day is an Exchange Business Day. The examples do not contemplate a call or early redemption during the relevant period.

These examples highlight the impact of the Daily Investor Fee, leverage and compounding on the payment at maturity under different circumstances. Many other factors will affect the value of the notes, and these figures are provided for illustration only. These hypothetical examples should not be taken as an indication or a prediction of future ETF performance or investment results and are intended to illustrate a few of the possible returns on the notes. Because the Indicative Note Value takes into account the net effect of the Daily Investor Fee, which is a fixed percentage of the value of the notes, and the performance of the ETF, the Indicative Note Value is dependent on the path taken by the price of the ETF to arrive at its ending price. The figures in these examples have been rounded for convenience.

We cannot predict the actual price of the ETF at any time during the term of the notes or the market value of the notes, nor can we predict the relationship between the price of the ETF and the market value of your notes at any time prior to the Maturity Date. The actual amount that a holder of the notes will receive at maturity or call, or upon early redemption, as the case may be, and the rate of return on the notes will depend on the actual ETF Closing Prices during the term of the notes and during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, the Daily Investor Fee, Daily Financing Charge, ETF volatility and the Redemption Fee Amount, if applicable. Moreover, the assumptions on which the hypothetical returns are based are purely for illustrative purposes. Consequently, the amount to be paid in respect of your notes, if any, on the Maturity Date, Call Settlement Date or the relevant Redemption Date, as applicable, may be very different from the information reflected in this section.

These hypothetical examples are provided for illustrative purposes only. Past performance of the ETF and the hypothetical performance of the notes are not indicative of the future results of the ETF or the notes. The actual performance of the ETF and the notes will vary, perhaps significantly, from the examples illustrated below.

PS-26

Examples 1-4: Minimum Amount of the Daily Financing Rate

Example 1: The price of the ETF alternatively increases then decreases by a constant 3.00% per day.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Financing Factor	2
Daily Financing Rate	6.75%
Principal Amount	$25.00
Initial ETF Price	$100
Note Return:	-9.36%
Cumulative ETF Return	-0.99%

Day	ETF Price ($)	Daily ETF Performance	ETF Performance Factor	Daily Investor Fee	Fee Accrual	Daily Financing Charge	Long ETF Amount	Financing Level	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
			Current ETF Price / Previous ETF Price	Previous Indicative Note Value * Fee Rate/365	Total of E	Previous Indicative Note Value * Daily Financing Factor * Daily Financing Rate/365	Previous Indicative Note Value * Daily Leverage Factor * D	Previous Indicative Note Value * Daily Financing Factor + E + G	H – I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value
0	100.00						$75.00	$50.00	$25.00
1	103.00	3.0%	1.03	$0.0007	$0.0007	$0.00925	$77.2500	$50.0099	$27.2401	8.96%
2	99.91	-3.0%	0.97	$0.0007	$0.0014	$0.01008	$79.2687	$54.4910	$24.7777	-9.04%
3	102.91	3.0%	1.03	$0.0006	$0.0020	$0.00916	$76.5631	$49.5652	$26.9979	8.96%
4	99.82	-3.0%	0.97	$0.0007	$0.0027	$0.00999	$78.5639	$54.0065	$24.5574	-9.04%
5	102.81	3.0%	1.03	$0.0006	$0.0033	$0.00908	$75.8824	$49.1245	$26.7578	8.96%
6	99.73	-3.0%	0.97	$0.0007	$0.0040	$0.00990	$77.8653	$53.5263	$24.3390	-9.04%
7	102.72	3.0%	1.03	$0.0006	$0.0047	$0.00900	$75.2076	$48.6877	$26.5199	8.96%
8	99.64	-3.0%	0.97	$0.0007	$0.0054	$0.00981	$77.1730	$53.0503	$24.1226	-9.04%
9	102.63	3.0%	1.03	$0.0006	$0.0060	$0.00892	$74.5389	$48.2548	$26.2841	8.96%
10	99.55	-3.0%	0.97	$0.0007	$0.0067	$0.00972	$76.4868	$52.5786	$23.9081	-9.04%
11	102.54	3.0%	1.03	$0.0006	$0.0073	$0.00884	$73.8761	$47.8257	$26.0504	8.96%
12	99.46	-3.0%	0.97	$0.0007	$0.0080	$0.00964	$75.8067	$52.1111	$23.6956	-9.04%
13	102.45	3.0%	1.03	$0.0006	$0.0086	$0.00876	$73.2193	$47.4005	$25.8188	8.96%
14	99.37	-3.0%	0.97	$0.0007	$0.0093	$0.00955	$75.1326	$51.6478	$23.4849	-9.04%
15	102.35	3.0%	1.03	$0.0006	$0.0099	$0.00869	$72.5682	$46.9790	$25.5892	8.96%
16	99.28	-3.0%	0.97	$0.0007	$0.0105	$0.00946	$74.4646	$51.1885	$23.2760	-9.04%
17	102.26	3.0%	1.03	$0.0006	$0.0112	$0.00861	$71.9230	$46.5613	$25.3617	8.96%
18	99.19	-3.0%	0.97	$0.0007	$0.0118	$0.00938	$73.8025	$50.7334	$23.0691	-9.04%
19	102.17	3.0%	1.03	$0.0006	$0.0124	$0.00853	$71.2835	$46.1473	$25.1362	8.96%
20	99.10	-3.0%	0.97	$0.0007	$0.0131	$0.00930	$73.1462	$50.2823	$22.8640	-9.04%
21	102.08	3.0%	1.03	$0.0006	$0.0137	$0.00846	$70.6496	$45.7370	$24.9127	8.96%
22	99.01	-3.0%	0.97	$0.0006	$0.0143	$0.00921	$72.4959	$49.8352	$22.6607	-9.04%

PS-27

Example 2: The price of the ETF decreases by a constant 3.00% per day.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Financing Factor	2
Daily Financing Rate	6.75%
Principal Amount	$25.00
Initial ETF Price	$100
Note Return	-87.56%
Cumulative ETF Return	-48.83%

Day	ETF Price ($)	Daily ETF Performance	ETF Performance Factor	Daily Investor Fee	Fee Accrual	Daily Financing Charge	Long ETF Amount	Financing Level	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
			Current ETF Price / Previous ETF Price	Previous Indicative Note Value * Fee Rate/365	Total of E	Previous Indicative Note Value * Daily Financing Factor * Daily Financing Rate/365	Previous Indicative Note Value * Daily Leverage Factor * D	Previous Indicative Note Value * Daily Financing Factor + E + G	H – I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value
0	100.00						$75.00	$50.00	$25.00
1	97.00	-3.0%	0.97	$0.0007	$0.0007	$0.00925	$72.7500	$50.0099	$22.7401	-9.04%
2	94.09	-3.0%	0.97	$0.0006	$0.0012	$0.00841	$66.1737	$45.4892	$20.6845	-9.04%
3	91.27	-3.0%	0.97	$0.0005	$0.0018	$0.00765	$60.1919	$41.3772	$18.8147	-9.04%
4	88.53	-3.0%	0.97	$0.0005	$0.0023	$0.00696	$54.7508	$37.6368	$17.1139	-9.04%
5	85.87	-3.0%	0.97	$0.0004	$0.0027	$0.00633	$49.8015	$34.2346	$15.5669	-9.04%
6	83.30	-3.0%	0.97	$0.0004	$0.0031	$0.00576	$45.2997	$31.1400	$14.1597	-9.04%
7	80.80	-3.0%	0.97	$0.0004	$0.0035	$0.00524	$41.2048	$28.3250	$12.8797	-9.04%
8	78.37	-3.0%	0.97	$0.0003	$0.0038	$0.00476	$37.4800	$25.7646	$11.7155	-9.04%
9	76.02	-3.0%	0.97	$0.0003	$0.0041	$0.00433	$34.0920	$23.4356	$10.6564	-9.04%
10	73.74	-3.0%	0.97	$0.0003	$0.0044	$0.00394	$31.0102	$21.3171	$9.6931	-9.04%
11	71.53	-3.0%	0.97	$0.0003	$0.0047	$0.00359	$28.2070	$19.3901	$8.8169	-9.04%
12	69.38	-3.0%	0.97	$0.0002	$0.0049	$0.00326	$25.6572	$17.6373	$8.0199	-9.04%
13	67.30	-3.0%	0.97	$0.0002	$0.0051	$0.00297	$23.3379	$16.0430	$7.2949	-9.04%
14	65.28	-3.0%	0.97	$0.0002	$0.0053	$0.00270	$21.2283	$14.5928	$6.6355	-9.04%
15	63.33	-3.0%	0.97	$0.0002	$0.0055	$0.00245	$19.3093	$13.2736	$6.0357	-9.04%
16	61.43	-3.0%	0.97	$0.0002	$0.0056	$0.00223	$17.5638	$12.0737	$5.4901	-9.04%
17	59.58	-3.0%	0.97	$0.0001	$0.0058	$0.00203	$15.9761	$10.9823	$4.9938	-9.04%
18	57.80	-3.0%	0.97	$0.0001	$0.0059	$0.00185	$14.5320	$9.9896	$4.5424	-9.04%
19	56.06	-3.0%	0.97	$0.0001	$0.0060	$0.00168	$13.2183	$9.0866	$4.1318	-9.04%
20	54.38	-3.0%	0.97	$0.0001	$0.0061	$0.00153	$12.0234	$8.2652	$3.7583	-9.04%
21	52.75	-3.0%	0.97	$0.0001	$0.0062	$0.00139	$10.9366	$7.5180	$3.4185	-9.04%
22	51.17	-3.0%	0.97	$0.0001	$0.0063	$0.00126	$9.9480	$6.8384	$3.1095	-9.04%

PS-28

Example 3: The price of the ETF increases by a constant 1.00% per day.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Financing Factor	2
Daily Financing Rate	6.75%
Principal Amount	$25.00
Initial ETF Price	$100
Note Return	90.00%
Cumulative ETF Return	24.47%

Day	ETF Price ($)	Daily ETF Performance	ETF Performance Factor	Daily Investor Fee	Fee Accrual	Daily Financing Charge	Long ETF Amount	Financing Level	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
			Current ETF Price / Previous ETF Price	Previous Indicative Note Value * Fee Rate/365	Total of E	Previous Indicative Note Value * Daily Financing Factor * Daily Financing Rate/365	Previous Indicative Note Value * Daily Leverage Factor * D	Previous Indicative Note Value * Daily Financing Factor + E + G	H – I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value
0	100.00						$75.00	$50.00	$25.00
1	101.00	1.0%	1.01	$0.0007	$0.0007	$0.00925	$75.7500	$50.0099	$25.7401	2.96%
2	102.01	1.0%	1.01	$0.0007	$0.0013	$0.00952	$77.9925	$51.4904	$26.5021	2.96%
3	103.03	1.0%	1.01	$0.0007	$0.0020	$0.00980	$80.3014	$53.0147	$27.2867	2.96%
4	104.06	1.0%	1.01	$0.0007	$0.0027	$0.01009	$82.6787	$54.5842	$28.0945	2.96%
5	105.10	1.0%	1.01	$0.0007	$0.0035	$0.01039	$85.1263	$56.2001	$28.9262	2.96%
6	106.15	1.0%	1.01	$0.0008	$0.0042	$0.01070	$87.6464	$57.8638	$29.7825	2.96%
7	107.21	1.0%	1.01	$0.0008	$0.0050	$0.01102	$90.2411	$59.5769	$30.6642	2.96%
8	108.29	1.0%	1.01	$0.0008	$0.0058	$0.01134	$92.9126	$61.3406	$31.5720	2.96%
9	109.37	1.0%	1.01	$0.0008	$0.0066	$0.01168	$95.6632	$63.1565	$32.5067	2.96%
10	110.46	1.0%	1.01	$0.0008	$0.0074	$0.01202	$98.4952	$65.0262	$33.4690	2.96%
11	111.57	1.0%	1.01	$0.0009	$0.0083	$0.01238	$101.4111	$66.9512	$34.4598	2.96%
12	112.68	1.0%	1.01	$0.0009	$0.0092	$0.01275	$104.4132	$68.9333	$35.4800	2.96%
13	113.81	1.0%	1.01	$0.0009	$0.0101	$0.01312	$107.5043	$70.9740	$36.5303	2.96%
14	114.95	1.0%	1.01	$0.0010	$0.0111	$0.01351	$110.6869	$73.0751	$37.6118	2.96%
15	116.10	1.0%	1.01	$0.0010	$0.0121	$0.01391	$113.9637	$75.2384	$38.7252	2.96%
16	117.26	1.0%	1.01	$0.0010	$0.0131	$0.01432	$117.3375	$77.4658	$39.8717	2.96%
17	118.43	1.0%	1.01	$0.0010	$0.0141	$0.01475	$120.8111	$79.7591	$41.0520	2.96%
18	119.61	1.0%	1.01	$0.0011	$0.0152	$0.01518	$124.3876	$82.1203	$42.2673	2.96%
19	120.81	1.0%	1.01	$0.0011	$0.0163	$0.01563	$128.0700	$84.5514	$43.5186	2.96%
20	122.02	1.0%	1.01	$0.0011	$0.0174	$0.01610	$131.8614	$87.0545	$44.8069	2.96%
21	123.24	1.0%	1.01	$0.0012	$0.0186	$0.01657	$135.7651	$89.6316	$46.1334	2.96%
22	124.47	1.0%	1.01	$0.0012	$0.0198	$0.01706	$139.7843	$92.2851	$47.4992	2.96%

PS-29

Example 4: The price of the ETF increases in a volatile manner.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Financing Factor	2
Daily Financing Rate	6.75%
Principal Amount	$25.00
Initial ETF Price	$100
Note Return	-19.92%
Cumulative ETF Return	24.87%

Day	ETF Price ($)	Daily ETF Performance	ETF Performance Factor	Daily Investor Fee	Fee Accrual	Daily Financing Charge	Long ETF Amount	Financing Level	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
			Current ETF Price / Previous ETF Price	Previous Indicative Note Value * Fee Rate/365	Total of E	Previous Indicative Note Value * Daily Financing Factor * Daily Financing Rate/365	Previous Indicative Note Value * Daily Leverage Factor * D	Previous Indicative Note Value * Daily Financing Factor + E + G	H – I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value
0	100.00						$75.00	$50.00	$25.00
1	110.00	10.0%	1.10	$0.0007	$0.0007	$0.00925	$82.5000	$50.0099	$32.4901	29.96%
2	112.20	2.0%	1.02	$0.0008	$0.0015	$0.01202	$99.4197	$64.9931	$34.4266	5.96%
3	108.83	-3.0%	0.97	$0.0009	$0.0024	$0.01273	$100.1815	$68.8669	$31.3146	-9.04%
4	97.95	-10.0%	0.90	$0.0008	$0.0032	$0.01158	$84.5495	$62.6416	$21.9078	-30.04%
5	93.05	-5.0%	0.95	$0.0006	$0.0038	$0.00810	$62.4373	$43.8243	$18.6130	-15.04%
6	81.89	-12.0%	0.88	$0.0005	$0.0043	$0.00688	$49.1383	$37.2333	$11.9049	-36.04%
7	78.61	-4.0%	0.96	$0.0003	$0.0046	$0.00440	$34.2862	$23.8146	$10.4716	-12.04%
8	74.68	-5.0%	0.95	$0.0003	$0.0048	$0.00387	$29.8442	$20.9474	$8.8967	-15.04%
9	60.49	-19.0%	0.81	$0.0002	$0.0051	$0.00329	$21.6191	$17.7970	$3.8221	-57.04%
10	71.38	18.0%	1.18	$0.0001	$0.0052	$0.00141	$13.5302	$7.6457	$5.8845	53.96%
11	74.95	5.0%	1.05	$0.0002	$0.0053	$0.00218	$18.5361	$11.7713	$6.7648	14.96%
12	69.70	-7.0%	0.93	$0.0002	$0.0055	$0.00250	$18.8739	$13.5323	$5.3415	-21.04%
13	58.55	-16.0%	0.84	$0.0001	$0.0056	$0.00198	$13.4607	$10.6852	$2.7755	-48.04%
14	53.87	-8.0%	0.92	$0.0001	$0.0057	$0.00103	$7.6603	$5.5521	$2.1083	-24.04%
15	56.02	4.0%	1.04	$0.0001	$0.0058	$0.00078	$6.5778	$4.2174	$2.3604	11.96%
16	70.03	25.0%	1.25	$0.0001	$0.0058	$0.00087	$8.8516	$4.7218	$4.1298	74.96%
17	78.43	12.0%	1.12	$0.0001	$0.0059	$0.00153	$13.8762	$8.2613	$5.6149	35.96%
18	86.27	10.0%	1.10	$0.0001	$0.0061	$0.00208	$18.5292	$11.2320	$7.2972	29.96%
19	96.62	12.0%	1.12	$0.0002	$0.0063	$0.00270	$24.5185	$14.5972	$9.9213	35.96%
20	100.49	4.0%	1.04	$0.0003	$0.0065	$0.00367	$30.9543	$19.8464	$11.1079	11.96%
21	109.53	9.0%	1.09	$0.0003	$0.0068	$0.00411	$36.3228	$22.2202	$14.1026	26.96%
22	124.87	14.0%	1.14	$0.0004	$0.0072	$0.00522	$48.2309	$28.2108	$20.0201	41.96%

PS-30

Examples 5-8: Maximum Amount of the Daily Financing Rate

Example 5: The price of the ETF alternatively increases then decreases by a constant 3.00% per day.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Financing Factor	2
Daily Financing Rate	9.00%
Principal Amount	$25.00
Initial ETF Price	$100
Note Return	-9.60%
Cumulative ETF Return	-0.99%

Day	ETF Price ($)	Daily ETF Performance	ETF Performance Factor	Daily Investor Fee	Fee Accrual	Daily Financing Charge	Long ETF Amount	Financing Level	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
			Current ETF Price / Previous ETF Price	Previous Indicative Note Value * Fee Rate/365	Total of E	Previous Indicative Note Value * Daily Financing Factor * Daily Financing Rate/365	Previous Indicative Note Value * Daily Leverage Factor * D	Previous Indicative Note Value * Daily Financing Factor + E + G	H – I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value
0	100.00						$75.00	$50.00	$25.00
1	103.00	3.0%	1.03	$0.0007	$0.0007	$0.01233	$77.2500	$50.0130	$27.2370	8.95%
2	99.91	-3.0%	0.97	$0.0007	$0.0014	$0.01343	$79.2597	$54.4882	$24.7715	-9.05%
3	102.91	3.0%	1.03	$0.0006	$0.0020	$0.01222	$76.5441	$49.5560	$26.9881	8.95%
4	99.82	-3.0%	0.97	$0.0007	$0.0027	$0.01331	$78.5354	$53.9903	$24.5452	-9.05%
5	102.81	3.0%	1.03	$0.0006	$0.0033	$0.01210	$75.8446	$49.1031	$26.7415	8.95%
6	99.73	-3.0%	0.97	$0.0007	$0.0040	$0.01319	$77.8178	$53.4969	$24.3209	-9.05%
7	102.72	3.0%	1.03	$0.0006	$0.0047	$0.01199	$75.1515	$48.6544	$26.4971	8.95%
8	99.64	-3.0%	0.97	$0.0007	$0.0054	$0.01307	$77.1067	$53.0080	$24.0986	-9.05%
9	102.63	3.0%	1.03	$0.0006	$0.0060	$0.01188	$74.4648	$48.2098	$26.2550	8.95%
10	99.55	-3.0%	0.97	$0.0007	$0.0067	$0.01295	$76.4021	$52.5236	$23.8784	-9.05%
11	102.54	3.0%	1.03	$0.0006	$0.0073	$0.01178	$73.7843	$47.7692	$26.0151	8.95%
12	99.46	-3.0%	0.97	$0.0007	$0.0080	$0.01283	$75.7039	$52.0437	$23.6602	-9.05%
13	102.45	3.0%	1.03	$0.0006	$0.0086	$0.01167	$73.1101	$47.3327	$25.7774	8.95%
14	99.37	-3.0%	0.97	$0.0007	$0.0093	$0.01271	$75.0121	$51.5681	$23.4440	-9.05%
15	102.35	3.0%	1.03	$0.0006	$0.0099	$0.01156	$72.4420	$46.9002	$25.5418	8.95%
16	99.28	-3.0%	0.97	$0.0007	$0.0105	$0.01260	$74.3266	$51.0969	$23.2298	-9.05%
17	102.26	3.0%	1.03	$0.0006	$0.0111	$0.01146	$71.7800	$46.4716	$25.3084	8.95%
18	99.19	-3.0%	0.97	$0.0007	$0.0118	$0.01248	$73.6474	$50.6299	$23.0175	-9.05%
19	102.17	3.0%	1.03	$0.0006	$0.0124	$0.01135	$71.1241	$46.0470	$25.0771	8.95%
20	99.10	-3.0%	0.97	$0.0007	$0.0131	$0.01237	$72.9744	$50.1673	$22.8072	-9.05%
21	102.08	3.0%	1.03	$0.0006	$0.0136	$0.01125	$70.4741	$45.6262	$24.8480	8.95%
22	99.01	-3.0%	0.97	$0.0006	$0.0143	$0.01225	$72.3076	$49.7088	$22.5988	-9.05%

PS-31

Example 6: The price of the ETF decreases by a constant 3.00% per day.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Financing Factor	2
Daily Financing Rate	9.00%
Principal Amount	$25.00
Initial ETF Price	$100
Note Return	-87.60%
Cumulative ETF Return	-48.83%

Day	ETF Price ($)	Daily ETF Performance	ETF Performance Factor	Daily Investor Fee	Fee Accrual	Daily Financing Charge	Long ETF Amount	Financing Level	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
			Current ETF Price / Previous ETF Price	Previous Indicative Note Value * Fee Rate/365	Total of E	Previous Indicative Note Value * Daily Financing Factor * Daily Financing Rate/365	Previous Indicative Note Value * Daily Leverage Factor * D	Previous Indicative Note Value * Daily Financing Factor + E + G	H – I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value
0	100.00						$75.00	$50.00	$25.00
1	97.00	-3.0%	0.97	$0.0007	$0.0007	$0.01233	$72.7500	$50.0130	$22.7370	-9.05%
2	94.09	-3.0%	0.97	$0.0006	$0.0012	$0.01121	$66.1647	$45.4858	$20.6789	-9.05%
3	91.27	-3.0%	0.97	$0.0005	$0.0018	$0.01020	$60.1756	$41.3685	$18.8070	-9.05%
4	88.53	-3.0%	0.97	$0.0005	$0.0023	$0.00927	$54.7285	$37.6239	$17.1046	-9.05%
5	85.87	-3.0%	0.97	$0.0004	$0.0027	$0.00844	$49.7745	$34.2182	$15.5564	-9.05%
6	83.30	-3.0%	0.97	$0.0004	$0.0031	$0.00767	$45.2690	$31.1208	$14.1482	-9.05%
7	80.80	-3.0%	0.97	$0.0004	$0.0035	$0.00698	$41.1713	$28.3038	$12.8675	-9.05%
8	78.37	-3.0%	0.97	$0.0003	$0.0038	$0.00635	$37.4445	$25.7417	$11.7028	-9.05%
9	76.02	-3.0%	0.97	$0.0003	$0.0041	$0.00577	$34.0550	$23.4116	$10.6434	-9.05%
10	73.74	-3.0%	0.97	$0.0003	$0.0044	$0.00525	$30.9724	$21.2924	$9.6800	-9.05%
11	71.53	-3.0%	0.97	$0.0003	$0.0047	$0.00477	$28.1688	$19.3650	$8.8038	-9.05%
12	69.38	-3.0%	0.97	$0.0002	$0.0049	$0.00434	$25.6190	$17.6121	$8.0069	-9.05%
13	67.30	-3.0%	0.97	$0.0002	$0.0051	$0.00395	$23.3000	$16.0179	$7.2821	-9.05%
14	65.28	-3.0%	0.97	$0.0002	$0.0053	$0.00359	$21.1909	$14.5680	$6.6229	-9.05%
15	63.33	-3.0%	0.97	$0.0002	$0.0055	$0.00327	$19.2727	$13.2493	$6.0234	-9.05%
16	61.43	-3.0%	0.97	$0.0002	$0.0056	$0.00297	$17.5282	$12.0500	$5.4782	-9.05%
17	59.58	-3.0%	0.97	$0.0001	$0.0058	$0.00270	$15.9415	$10.9592	$4.9823	-9.05%
18	57.80	-3.0%	0.97	$0.0001	$0.0059	$0.00246	$14.4985	$9.9672	$4.5313	-9.05%
19	56.06	-3.0%	0.97	$0.0001	$0.0060	$0.00223	$13.1861	$9.0650	$4.1211	-9.05%
20	54.38	-3.0%	0.97	$0.0001	$0.0061	$0.00203	$11.9925	$8.2444	$3.7481	-9.05%
21	52.75	-3.0%	0.97	$0.0001	$0.0062	$0.00185	$10.9070	$7.4981	$3.4088	-9.05%
22	51.17	-3.0%	0.97	$0.0001	$0.0063	$0.00168	$9.9197	$6.8194	$3.1003	-9.05%

PS-32

Example 7: The price of the ETF increases by a constant 1.00% per day.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Financing Factor	2
Daily Financing Rate	9.00%
Principal Amount	$25.00
Initial ETF Price	$100
Note Return	89.50%
Cumulative ETF Return	24.47%

Day	ETF Price ($)	Daily ETF Performance	ETF Performance Factor	Daily Investor Fee	Fee Accrual	Daily Financing Charge	Long ETF Amount	Financing Level	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
			Current ETF Price / Previous ETF Price	Previous Indicative Note Value * Fee Rate/365	Total of E	Previous Indicative Note Value * Daily Financing Factor * Daily Financing Rate/365	Previous Indicative Note Value * Daily Leverage Factor * D	Previous Indicative Note Value * Daily Financing Factor + E + G	H – I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value
0	100.00						$75.00	$50.00	$25.00
1	101.00	1.0%	1.01	$0.0007	$0.0007	$0.01233	$75.7500	$50.0130	$25.7370	2.95%
2	102.01	1.0%	1.01	$0.0007	$0.0013	$0.01269	$77.9832	$51.4874	$26.4958	2.95%
3	103.03	1.0%	1.01	$0.0007	$0.0020	$0.01307	$80.2822	$53.0053	$27.2769	2.95%
4	104.06	1.0%	1.01	$0.0007	$0.0027	$0.01345	$82.6490	$54.5679	$28.0810	2.95%
5	105.10	1.0%	1.01	$0.0007	$0.0035	$0.01385	$85.0855	$56.1766	$28.9089	2.95%
6	106.15	1.0%	1.01	$0.0008	$0.0042	$0.01426	$87.5939	$57.8328	$29.7611	2.95%
7	107.21	1.0%	1.01	$0.0008	$0.0050	$0.01468	$90.1763	$59.5377	$30.6385	2.95%
8	108.29	1.0%	1.01	$0.0008	$0.0058	$0.01511	$92.8347	$61.2930	$31.5418	2.95%
9	109.37	1.0%	1.01	$0.0008	$0.0066	$0.01555	$95.5716	$63.0999	$32.4716	2.95%
10	110.46	1.0%	1.01	$0.0008	$0.0074	$0.01601	$98.3891	$64.9602	$33.4289	2.95%
11	111.57	1.0%	1.01	$0.0009	$0.0083	$0.01649	$101.2897	$66.8752	$34.4145	2.95%
12	112.68	1.0%	1.01	$0.0009	$0.0092	$0.01697	$104.2758	$68.8468	$35.4290	2.95%
13	113.81	1.0%	1.01	$0.0009	$0.0101	$0.01747	$107.3499	$70.8764	$36.4735	2.95%
14	114.95	1.0%	1.01	$0.0009	$0.0111	$0.01799	$110.5147	$72.9659	$37.5488	2.95%
15	116.10	1.0%	1.01	$0.0010	$0.0121	$0.01852	$113.7728	$75.1170	$38.6557	2.95%
16	117.26	1.0%	1.01	$0.0010	$0.0131	$0.01906	$117.1269	$77.3315	$39.7953	2.95%
17	118.43	1.0%	1.01	$0.0010	$0.0141	$0.01963	$120.5799	$79.6113	$40.9685	2.95%
18	119.61	1.0%	1.01	$0.0011	$0.0152	$0.02020	$124.1347	$81.9583	$42.1763	2.95%
19	120.81	1.0%	1.01	$0.0011	$0.0163	$0.02080	$127.7943	$84.3745	$43.4197	2.95%
20	122.02	1.0%	1.01	$0.0011	$0.0174	$0.02141	$131.5617	$86.8620	$44.6998	2.95%
21	123.24	1.0%	1.01	$0.0012	$0.0186	$0.02204	$135.4403	$89.4227	$46.0175	2.95%
22	124.47	1.0%	1.01	$0.0012	$0.0198	$0.02269	$139.4332	$92.0590	$47.3742	2.95%

PS-33

Example 8: The price of the ETF increases in a volatile manner.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Financing Factor	2
Daily Financing Rate	9.00%
Principal Amount	$25.00
Initial ETF Price	$100
Note Return	-20.15%
Cumulative ETF Return	24.87%

Day	ETF Price ($)	Daily ETF Performance	ETF Performance Factor	Daily Investor Fee	Fee Accrual	Daily Financing Charge	Long ETF Amount	Financing Level	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
			Current ETF Price / Previous ETF Price	Previous Indicative Note Value * Fee Rate/365	Total of E	Previous Indicative Note Value * Daily Financing Factor * Daily Financing Rate/365	Previous Indicative Note Value * Daily Leverage Factor * D	Previous Indicative Note Value * Daily Financing Factor + E + G	H – I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value
0	100.00						$75.00	$50.00	$25.00
1	110.00	10.0%	1.10	$0.0007	$0.0007	$0.01233	$82.5000	$50.0130	$32.4870	29.95%
2	112.20	2.0%	1.02	$0.0008	$0.0015	$0.01602	$99.4103	$64.9909	$34.4194	5.95%
3	108.83	-3.0%	0.97	$0.0009	$0.0024	$0.01697	$100.1604	$68.8566	$31.3038	-9.05%
4	97.95	-10.0%	0.90	$0.0008	$0.0032	$0.01544	$84.5202	$62.6238	$21.8964	-30.05%
5	93.05	-5.0%	0.95	$0.0006	$0.0038	$0.01080	$62.4047	$43.8041	$18.6006	-15.05%
6	81.89	-12.0%	0.88	$0.0005	$0.0043	$0.00917	$49.1055	$37.2108	$11.8947	-36.05%
7	78.61	-4.0%	0.96	$0.0003	$0.0046	$0.00587	$34.2567	$23.7956	$10.4612	-12.05%
8	74.68	-5.0%	0.95	$0.0003	$0.0048	$0.00516	$29.8143	$20.9277	$8.8866	-15.05%
9	60.49	-19.0%	0.81	$0.0002	$0.0051	$0.00438	$21.5943	$17.7777	$3.8166	-57.05%
10	71.38	18.0%	1.18	$0.0001	$0.0052	$0.00188	$13.5108	$7.6352	$5.8756	53.95%
11	74.95	5.0%	1.05	$0.0002	$0.0053	$0.00290	$18.5081	$11.7542	$6.7539	14.95%
12	69.70	-7.0%	0.93	$0.0002	$0.0055	$0.00333	$18.8433	$13.5113	$5.3321	-21.05%
13	58.55	-16.0%	0.84	$0.0001	$0.0056	$0.00263	$13.4368	$10.6669	$2.7699	-48.05%
14	53.87	-8.0%	0.92	$0.0001	$0.0057	$0.00137	$7.6449	$5.5412	$2.1037	-24.05%
15	56.02	4.0%	1.04	$0.0001	$0.0058	$0.00104	$6.5635	$4.2085	$2.3550	11.95%
16	70.03	25.0%	1.25	$0.0001	$0.0058	$0.00116	$8.8314	$4.7113	$4.1201	74.95%
17	78.43	12.0%	1.12	$0.0001	$0.0059	$0.00203	$13.8435	$8.2423	$5.6012	35.95%
18	86.27	10.0%	1.10	$0.0001	$0.0061	$0.00276	$18.4839	$11.2053	$7.2786	29.95%
19	96.62	12.0%	1.12	$0.0002	$0.0063	$0.00359	$24.4562	$14.5610	$9.8952	35.95%
20	100.49	4.0%	1.04	$0.0003	$0.0065	$0.00488	$30.8729	$19.7955	$11.0774	11.95%
21	109.53	9.0%	1.09	$0.0003	$0.0068	$0.00546	$36.2232	$22.1606	$14.0626	26.95%
22	124.87	14.0%	1.14	$0.0004	$0.0072	$0.00693	$48.0941	$28.1325	$19.9616	41.95%

PS-34

Table 1: Expected return on the notes over one year of ETF performance, without giving effect to the Daily Investor Fee and the Daily Financing Charge, and assuming a constant daily leverage and volatility over time.

Table 1 illustrates the effect of two factors that affect the notes’ performance: ETF volatility and ETF return. ETF volatility is a statistical measure of the magnitude of fluctuations in the returns of the ETF and is calculated as the standard deviation of the natural logarithms of the ETF Performance Factor (calculated daily), multiplied by the square root of the number of ETF Business Days per year (assumed to be 252). Table 1 shows estimated note returns for a number of combinations of ETF volatility and ETF return over a one-year period. To isolate the impact of daily leveraged exposure, the table assumes no Daily Investor Fees and a Daily Financing Rate of 0% and that the volatility of the ETF remains constant over time. If these assumptions were different, the notes’ performance would be different than that shown. If the effect of the Daily Investor Fee and the Daily Financing Rate were included, the notes’ performance would be different than shown.

Because the return on the notes is linked to a three times leveraged participation in the performance of the ETF, compounded daily, the notes might be incorrectly expected to achieve a 30% return on a yearly basis if the ETF return was 10%, absent the effects of compounding. However, as Table 1 shows, with an ETF volatility of 40%, and given the assumptions listed above, the notes would return -17.64%. In Table 1, shaded areas represent those scenarios where the notes will outperform (i.e., return more than) the ETF performance times 3.0 leverage; conversely, areas not shaded represent those scenarios where the notes will underperform (i.e., return less than) the ETF performance times 3.0 leverage.

This table highlights the impact of leverage and compounding on the payment at maturity under different circumstances. Many other factors will affect the value of the notes, and these figures are provided for illustration only. This table should not be taken as an indication or a prediction of future ETF performance or investment results and are intended to illustrate a few of the possible returns on the notes. Because the Indicative Note Value takes into account the net effect of the Daily Investor Fee, which is a fixed percentage of the value of the notes, and the performance of the ETF, the Indicative Note Value is dependent on the path taken by the price of the ETF to arrive at its ending price. The figures in this table have been rounded for convenience.

PS-35

		One-Year ETF Volatility
One Year ETF Performance	Three Times (3x) One Year ETF Performance	0%	5%	10%	15%	20%	25%	30%	35%	40%	45%	50%	55%	60%	65%	70%
-75%	-225%	-98.44%	-98.45%	-98.48%	-98.54%	-98.61%	-98.70%	-98.81%	-98.92%	-99.03%	-99.15%	-99.26%	-99.37%	-99.47%	-99.56%	-99.64%
-70%	-210%	-97.30%	-97.32%	-97.38%	-97.48%	-97.61%	-97.76%	-97.94%	-98.13%	-98.33%	-98.53%	-98.72%	-98.91%	-99.08%	-99.24%	-99.38%
-65%	-195%	-95.71%	-95.74%	-95.84%	-95.99%	-96.20%	-96.45%	-96.73%	-97.03%	-97.35%	-97.66%	-97.97%	-98.27%	-98.54%	-98.79%	-99.01%
-60%	-180%	-93.60%	-93.65%	-93.79%	-94.02%	-94.32%	-94.69%	-95.11%	-95.57%	-96.04%	-96.51%	-96.98%	-97.42%	-97.83%	-98.20%	-98.53%
-55%	-165%	-90.89%	-90.96%	-91.16%	-91.48%	-91.92%	-92.45%	-93.04%	-93.69%	-94.36%	-95.04%	-95.70%	-96.32%	-96.91%	-97.43%	-97.90%
-50%	-150%	-87.50%	-87.59%	-87.87%	-88.32%	-88.91%	-89.64%	-90.46%	-91.34%	-92.27%	-93.19%	-94.10%	-94.96%	-95.76%	-96.48%	-97.13%
-45%	-135%	-83.36%	-83.49%	-83.85%	-84.45%	-85.24%	-86.21%	-87.30%	-88.48%	-89.70%	-90.94%	-92.14%	-93.29%	-94.35%	-95.32%	-96.17%
-40%	-120%	-78.40%	-78.56%	-79.04%	-79.81%	-80.84%	-82.09%	-83.51%	-85.04%	-86.63%	-88.23%	-89.80%	-91.28%	-92.66%	-93.92%	-95.03%
-35%	-105%	-72.54%	-72.74%	-73.35%	-74.33%	-75.64%	-77.23%	-79.04%	-80.98%	-83.01%	-85.04%	-87.03%	-88.92%	-90.67%	-92.27%	-93.69%
-30%	-90%	-65.70%	-65.96%	-66.71%	-67.94%	-69.58%	-71.56%	-73.82%	-76.25%	-78.78%	-81.32%	-83.80%	-86.16%	-88.35%	-90.34%	-92.11%
-25%	-75%	-57.81%	-58.13%	-59.06%	-60.57%	-62.58%	-65.03%	-67.79%	-70.79%	-73.90%	-77.02%	-80.07%	-82.98%	-85.67%	-88.12%	-90.30%
-20%	-60%	-48.80%	-49.18%	-50.31%	-52.14%	-54.59%	-57.55%	-60.91%	-64.55%	-68.32%	-72.11%	-75.81%	-79.34%	-82.61%	-85.59%	-88.23%
-15%	-45%	-38.59%	-39.05%	-40.40%	-42.60%	-45.53%	-49.09%	-53.12%	-57.47%	-62.00%	-66.55%	-70.99%	-75.22%	-79.14%	-82.71%	-85.88%
-10%	-30%	-27.10%	-27.64%	-29.25%	-31.86%	-35.34%	-39.56%	-44.35%	-49.52%	-54.89%	-60.29%	-65.56%	-70.58%	-75.24%	-79.48%	-83.24%
-5%	-15%	-14.26%	-14.90%	-16.80%	-19.86%	-23.96%	-28.92%	-34.55%	-40.63%	-46.95%	-53.30%	-59.50%	-65.40%	-70.88%	-75.86%	-80.29%
0%	0%	0.00%	-0.75%	-2.96%	-6.53%	-11.31%	-17.10%	-23.66%	-30.75%	-38.12%	-45.53%	-52.76%	-59.65%	-66.04%	-71.85%	-77.01%
5%	15%	15.76%	14.90%	12.34%	8.21%	2.67%	-4.03%	-11.63%	-19.84%	-28.37%	-36.94%	-45.32%	-53.29%	-60.69%	-67.41%	-73.38%
10%	30%	33.10%	32.11%	29.17%	24.41%	18.05%	10.34%	1.61%	-7.83%	-17.64%	-27.50%	-37.13%	-46.29%	-54.80%	-62.53%	-69.40%
15%	45%	52.09%	50.95%	47.59%	42.16%	34.89%	26.08%	16.10%	5.32%	-5.89%	-17.16%	-28.16%	-38.63%	-48.35%	-57.18%	-65.03%
20%	60%	72.80%	71.51%	67.69%	61.52%	53.26%	43.26%	31.91%	19.66%	6.93%	-5.87%	-18.38%	-30.27%	-41.32%	-51.35%	-60.27%
25%	75%	95.31%	93.85%	89.54%	82.56%	73.23%	61.92%	49.10%	35.25%	20.86%	6.39%	-7.74%	-21.19%	-33.67%	-45.01%	-55.09%
30%	90%	119.70%	118.06%	113.21%	105.36%	94.86%	82.14%	67.71%	52.13%	35.95%	19.67%	3.78%	-11.34%	-25.39%	-38.15%	-49.49%
35%	105%	146.04%	144.20%	138.77%	129.98%	118.22%	103.97%	87.82%	70.37%	52.24%	34.02%	16.22%	-0.72%	-16.45%	-30.73%	-43.43%
40%	120%	174.40%	172.35%	166.29%	156.49%	143.37%	127.49%	109.47%	90.01%	69.79%	49.47%	29.62%	10.73%	-6.81%	-22.75%	-36.91%
45%	135%	204.86%	202.58%	195.85%	184.96%	170.39%	152.74%	132.73%	111.11%	88.64%	66.06%	44.01%	23.02%	3.53%	-14.17%	-29.90%
50%	150%	237.50%	234.98%	227.53%	215.47%	199.34%	179.80%	157.64%	133.71%	108.84%	83.84%	59.42%	36.19%	14.61%	-4.98%	-22.40%
55%	165%	272.39%	269.61%	261.38%	248.08%	230.28%	208.72%	184.27%	157.86%	130.43%	102.84%	75.90%	50.27%	26.46%	4.84%	-14.38%
60%	180%	309.60%	306.54%	297.49%	282.86%	263.28%	239.57%	212.68%	183.63%	153.45%	123.11%	93.48%	65.29%	39.10%	15.32%	-5.82%
65%	195%	349.21%	345.86%	335.94%	319.89%	298.42%	272.41%	242.92%	211.06%	177.97%	144.69%	112.19%	81.27%	52.55%	26.47%	3.29%
70%	210%	391.30%	387.63%	376.78%	359.23%	335.74%	307.30%	275.05%	240.21%	204.01%	167.62%	132.07%	98.26%	66.84%	38.32%	12.96%
75%	225%	435.94%	431.93%	420.10%	400.96%	375.33%	344.31%	309.12%	271.12%	231.63%	191.93%	153.16%	116.27%	82.00%	50.88%	23.23%
		Numbers in red font highlight scenarios where the notes are expected to perform negatively. Shaded areas represent those scenarios where the notes will outperform (i.e., return more than) the ETF performance times the Daily Leverage Factor; conversely, areas not shaded represent those scenarios where the notes will underperform (i.e., return less than) the ETF performance times the Daily Leverage Factor. Please note that the table above is not a representation as to the notes' actual returns, which may be materially different than the scenarios shown above, as a result of a variety of factors, including the decay effects described above, as well as the Daily Investor Fee and the Daily Financing Charge.

PS-36

Illustrations of the “Decay” Effect on the Notes

The daily resetting of the notes’ leveraged exposure to the ETF is expected to cause the notes to experience a “decay” effect, which worsens over time and increases with the volatility of the ETF. The decay effect refers to the tendency of the notes to lose value over time, regardless of the performance of the ETF. The decay effect occurs any time the price of the ETF moves in a direction on one day that is different from the direction it moved on the prior day. If the ETF increases one day and decreases the next, the resetting of the leveraged exposure based on the higher value after the first day means that a greater amount of value is exposed to the decrease on the next day than if the leveraged exposure had not been reset; and if the ETF decreases one day and increases the next, the resetting of the leveraged exposure based on the lower value after the first day means that a smaller amount is exposed to the increase on the next day. One consequence of this daily resetting of leverage is that, if the price of the ETF moves in one direction from Day 0 to Day 1 and then returns to its Day 0 level on Day 2, the Closing Indicative Note Value of the notes will be lower on Day 2 than it was on Day 0, even though the closing price of the ETF is the same on Day 2 as it was on Day 0. As a result of this decay effect, it is extremely likely that the value of the notes will decline to near zero (absent reverse splits) by the Maturity Date, and likely significantly sooner. Accordingly, the notes are not suitable for intermediate- or long-term investment, as any intermediate-or long-term investment is very likely to sustain significant losses, even if the price of the ETF increases over the relevant time period. Although the decay effect is more likely to manifest itself the longer the notes are held, the decay effect can have a significant impact on the performance of the notes, even over a period as short as two days. The notes are not intended to be “buy and hold” investments. Investors should actively and frequently monitor their investments in the notes on a daily or intraday basis, and any decision to hold the notes for more than one day should be made with great care and only as the result of a series of daily (or more frequent) investment decisions to remain invested in the notes for the next one-day period.

The examples below are designed to illustrate the decay effect on the Closing Indicative Note Value of the notes over a short period of time. To isolate the decay effect, the examples below disregard the effects of the Daily Investor Fee and the Daily Financing Charge. If the Daily Investor Fee and the Daily Financing Charge were also taken into account, then the hypothetical Closing Indicative Note Values below would be even lower.

Each of the examples below illustrates hypothetical daily fluctuations in the closing price of the ETF over a period of 10 ETF Business Days. By showing changes over 10 ETF Business Days, we are not suggesting that 10 ETF Business Days is an appropriate period of time to hold the notes. Rather, we are showing changes over 10 ETF Business Days to illustrate how the decay effect increases over a number of days, and to illustrate the risks of holding the notes for more than one ETF Business Day. As described elsewhere in this pricing supplement, the notes are intended to be daily trading tools for sophisticated investors to manage daily trading risks.

In each of the examples below, the closing price of the ETF is the same at the end of the hypothetical 10 ETF Business Day period as it was at the beginning of the period. We are showing examples on this basis to illustrate how the decay effect has an impact on the Closing Indicative Note Value of the notes that is independent from the directional performance of the ETF. If the price of the ETF were to move in an adverse direction (i.e., lower in the case of the notes) over the relevant time period, the Closing Indicative Note Values would be lower than in the examples illustrated below.

The examples below are based on a hypothetical closing price of the ETF of $100 and a hypothetical Closing Indicative Note Value of $100 at the beginning of the hypothetical 10 ETF Business Day period.

PS-37

Example 1. The closing price of the ETF fluctuates by 1% per day.

In this example, the ETF fluctuates by 1% per day (as a percentage of the initial price) over a 10 ETF Business Day period.

Day	ETF Price ($)	% Change of ETF Price from Day 0	Closing Indicative Note Value ($)	% Change of Closing Indicative Note Value from Day 0
0	100.00		100.00
1	101.00	1.0%	103.00	3.00%
2	100.00	0.0%	99.94	-0.06%
3	99.00	-1.0%	96.94	-3.06%
4	100.00	0.0%	99.88	-0.12%
5	101.00	1.0%	102.88	2.88%
6	100.00	0.0%	99.82	-0.18%
7	99.00	-1.0%	96.83	-3.17%
8	100.00	0.0%	99.76	-0.24%
9	101.00	1.0%	102.75	2.75%
10	100.00	0.0%	99.70	-0.30%

In this example, although the closing price of the ETF fluctuated within a narrow range around the initial price and concluded the hypothetical 10 ETF Business Day period at the same price at which it started, the Closing Indicative Note Value of the notes experienced a decay of -0.30% (before giving effect to the Daily Investor Fee and the Daily Financing Charge).

PS-38

Example 2. The closing price of the ETF fluctuates by 5% per day.

In this example, the ETF fluctuates by 5% per day (as a percentage of the initial price) over a 10 ETF Business Day period.

Day	ETF Price ($)	% Change of ETF Price from Day 0	Closing Indicative Note Value ($)	% Change of Closing Indicative Note Value from Day 0
0	100.00		100.00
1	105.00	5.00%	115.00	15.00%
2	100.00	0.00%	98.57	-1.43%
3	95.00	-5.00%	83.79	-16.21%
4	100.00	0.00%	97.02	-2.98%
5	105.00	5.00%	111.57	11.57%
6	100.00	0.00%	95.63	-4.37%
7	95.00	-5.00%	81.28	-18.72%
8	100.00	0.00%	94.12	-5.88%
9	105.00	5.00%	108.24	8.24%
10	100.00	0.00%	92.77	-7.23%

In this example, although the closing price of the ETF fluctuated around the initial price and concluded the hypothetical 10 ETF Business Day period at the same price at which it started, the Closing Indicative Note Value of the notes experienced a decay of -7.23% (before giving effect to the Daily Investor Fee and the Daily Financing Charge).

PS-39

Example 3. The closing price of the ETF fluctuates by 12% per day.

In this example, the ETF fluctuates by 12% per day (as a percentage of the initial price) over a 10 ETF Business Day period.

Day	ETF Price ($)	% Change of ETF Price from Day 0	Closing Indicative Note Value ($)	% Change of Closing Indicative Note Value from Day 0
0	100.00		100.00
1	112.00	12.00%	136.00	36.00%
2	100.00	0.00%	92.29	-7.71%
3	88.00	-12.00%	59.06	-40.94%
4	100.00	0.00%	83.22	-16.78%
5	112.00	12.00%	113.19	13.19%
6	100.00	0.00%	76.80	-23.20%
7	88.00	-12.00%	49.16	-50.84%
8	100.00	0.00%	69.26	-30.74%
9	112.00	12.00%	94.20	-5.80%
10	100.00	0.00%	63.92	-36.08%

In this example, although the closing price of the ETF fluctuated around the initial price and concluded the hypothetical 10 ETF Business Day period at the same price at which it started, the Closing Indicative Note Value of the notes experienced a decay of -36.08% (before giving effect to the Daily Investor Fee and the Daily Financing Charge).

In this example, the greater magnitude of the daily changes in the closing price of the ETF as compared to both of the prior examples results in significantly greater decay, with a decay of -36.08%. The Closing Indicative Note Value experienced this significant decay even though the closing price of the ETF concluded the hypothetical 10 ETF Business Day period at the same price at which it started. As this example illustrates, the greater the daily fluctuations in the closing price of the ETF (i.e., the greater the volatility), the greater the decay.

* * *

In each example, there is no change in the closing price of the ETF from Day 0 to Day 10, in order to isolate the decay effect from other factors that affect the Closing Indicative Note Value. If the ETF price decreases over the same time period, that adverse ETF movement would have caused the Closing Indicative Note Value to be even lower. For example, on Day 7 of Example 3 above, the ETF price was 12% lower than it was on Day 0, and the Closing Indicative Note Value was 50.84% lower on that day than it was on Day 0, for a loss that is greater than 3 times the decline of the ETF from Day 0 to Day 7.

The above examples illustrate the following important points about the decay effect over any holding period of more than one day:

The decay effect worsens over time. In each of the examples above, the closing price of the ETF returns to the original price of $100 on multiple days during the 10 ETF Business Day period. Each time the price returns to $100, the Closing Indicative Note Value is lower than it was on any earlier date on which the closing price was $100. The same is true for each of the other closing prices shown in the examples above.

Although the decay effect worsens over time, it can have a meaningful effect even over a period as short as two days. In Example 3 above, the closing price of the ETF falls from $100 to $88 from Day 2 to Day 3 and then returns to $100 on Day 4. Although the closing price of the ETF is the same on Day 4 as it was on Day 2, the Closing Indicative Note Value of the notes on Day 4 was lower, and in the case of Example 3, significantly lower, than it was on Day 2.

PS-40

The decay effect worsens as volatility increases. Volatility refers to the average magnitude of daily fluctuations in the closing price of the ETF over any period of time. The daily fluctuations in Example 2 are significantly larger than they are in Example 1, and the daily fluctuations in Example 3 are significantly larger than they are in Example 2. As a result, the decline in the Closing Indicative Note Value in Example 2 is significantly greater than it is in Example 1, and the decline in the Closing Indicative Note Value in Example 3 is significantly greater than it is in Example 2.

The daily compounding of returns will adversely affect the Closing Indicative Note Value of the notes any time the closing price of the ETF moves in a different direction on one day than it did on the prior day. If the closing price of the ETF increases from Day 0 to Day 1 and then decreases by the same amount from Day 1 to Day 2, or if the closing price decreases from Day 0 to Day 1 and then increases by the same amount from Day 1 to Day 2, the Closing Indicative Note Value on Day 2 will be lower than it was on Day 0, even though the closing price of the ETF on Day 2 is the same as it was on Day 0.

The 3-to-1 leverage ratio does not hold for any period longer than one day. In Example 3 above, the 50.84% loss reflected in the Closing Indicative Note Value from Day 0 to Day 7 was approximately 4.24 times greater than the 12% decline in the closing price of the ETF over the same period.

In fact, the Closing Indicative Note Value of the notes may decline significantly over any given time period even if the closing price of the ETF from the beginning to the end of that time period increases. For example, in Example 3 above, the closing price of the ETF has increased by 12% from Day 0 to Day 9, but the Closing Indicative Note Value was 5.80% lower on Day 9 than it was on Day 0.

PS-41

ADDITIONAL TERMS OF THE NOTES

In this section, references to “holders” mean those who own the applicable notes registered in their own names, on the books that we or the trustee maintains for this purpose, and not those who own beneficial interests in the notes registered in street name or in the notes issued in book-entry form through DTC or another depositary. Owners of beneficial interests in the notes should read the section entitled “Description of Debt Securities—Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The notes will be part of a series of debt securities entitled “Senior Medium-Term Notes, Series I” that we may issue from time to time under the indenture more particularly described in the accompanying prospectus supplement.

We or our affiliates may, at any time and from time to time, purchase outstanding notes in the open market, by private agreement or in other transactions.

Cash Settlement Amount at Maturity

The “Maturity Date” is set forth above. The Maturity Date of any of the notes may be extended at our option for up to two additional five-year periods. We may only extend a scheduled Maturity Date for five years at a time. If we exercise our option to extend the maturity, we will notify DTC and the trustee at least 45 but not more than 60 calendar days prior to the then scheduled Maturity Date, including the new Calculation Date determined by the Calculation Agent. We will provide that notice to DTC and the trustee in respect of each five-year extension of the scheduled Maturity Date.

For each note, unless earlier called or redeemed, you will receive at maturity a cash payment equal to the arithmetic mean of the closing Indicative Note Values on each ETF Business Day in the Final Measurement Period. We refer to this cash payment as the “Cash Settlement Amount.” This amount will not be less than $0.

The “Final Measurement Period” means the 10 ETF Business Days from and including the Calculation Date, subject to adjustment as described under “— Market Disruption Events.” The “Final Measurement Period” may be shortened to include only the Calculation Date, as set forth above.

The “Calculation Date” is set forth above. If that day is not an ETF Business Day, the Calculation Date will be the next ETF Business Day, subject to adjustments.

“ETF Business Day” means any day on which the primary exchange on which the shares of the ETF trade is open for trading.

“Exchange Business Day” means any day on which the primary exchange or market for trading of the applicable notes is scheduled to be open for trading.

“Business Day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law or executive order to close in New York City.

Early Redemption at the Option of the Holders

Subject to your compliance with the procedures described below, you may submit a request on any Business Day to elect to require us to redeem your notes (subject to a Minimum Redemption Amount set forth above) between and including the applicable Redemption Dates. If you so elect and have done so in compliance with the redemption procedures described below, and subject to the postponements and adjustments described under “—Market Disruption Events,” you will receive payment for the redeemed notes on the applicable Redemption Date. The “Redemption Amount” will equal (a) the Indicative Note Value as of the Redemption Measurement Date minus (b) the Redemption Fee Amount (as defined below).

PS-42

You must comply with the redemption procedures described below in order to redeem your notes. For any applicable redemption request, the “Redemption Notice Date” will be the date that the applicable Redemption Notice and Redemption Confirmation (each as defined below) are delivered. If such Redemption Notice or Redemption Confirmation is delivered on a day that is not an ETF Business Day, then the Redemption Notice Date will be the next ETF Business Day. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your notes for redemption with those of other investors to reach the minimum required amount of notes; however, there can be no assurance that they can or will do so. We may from time to time in our sole discretion reduce the applicable minimum redemption amount. Any such reduction will be applied on a consistent basis for all holders of the notes at the time the reduction becomes effective.

The notes will be redeemed and the holders will receive payment for their notes on the third Business Day following the applicable Redemption Measurement Date (the “Redemption Date”). The final Redemption Date will be the last scheduled ETF Business Day prior to the Calculation Date or Call Calculation Date, as applicable. If a Market Disruption Event is continuing or occurs on the applicable scheduled Redemption Measurement Date, such Redemption Measurement Date may be postponed as described under “— Market Disruption Events.”

The “Redemption Fee Amount” is set forth above. We reserve the right from time to time to reduce or waive the Redemption Fee Amount in our sole discretion on a case-by-case basis. In exercising your right to have us redeem your notes, you should not assume you will be entitled to the benefit of any such waiver.

For purposes of determining the Redemption Amount, the ETF Performance Factor used in calculating the closing Indicative Note Value as of the Redemption Measurement Date will be (a) the ETF Closing Price on the Redemption Measurement Date divided by (b) the ETF Closing Price on the immediately preceding ETF Business Day, as determined by the Calculation Agent.

We will inform you of such Redemption Amount on the first Business Day following the applicable Redemption Measurement Date.

The Redemption Amount is meant to induce arbitrageurs to counteract any trading of the notes at a premium or discount to their indicative value. However, there can be no assurance that arbitrageurs will employ the repurchase feature in this manner as to the notes.

Redemption Procedures

To redeem your notes, you must instruct your broker or other person through whom you hold your notes to take the following steps through normal clearing system channels:

➢	deliver a notice of redemption, which we refer to as a “Redemption Notice,” which is attached to this pricing supplement, to Bank of Montreal or its agent via email no later than 2:00 p.m. (New York City time) on the ETF Business Day preceding the applicable Redemption Measurement Date. If we receive your Redemption Notice by the time specified in the preceding sentence, we (or our agent) will respond by sending you a form of confirmation of redemption, in a form that is attached to this pricing supplement, for your execution;

➢	deliver the signed confirmation of redemption, which we refer to as the “Redemption Confirmation,” to us via e-mail in the specified form by 5:00 p.m. (New York City time) on the same day. We or our affiliate must acknowledge receipt in order for your Redemption Confirmation to be effective;

➢	instruct your DTC custodian to book a delivery vs. payment trade with respect to your notes on the applicable Redemption Measurement Date at a price equal to the Redemption Amount; and

➢	cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

PS-43

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the notes, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your notice of redemption after 2:00 p.m. (New York City time), or your confirmation of redemption after 5:00 p.m. (New York City time), on the ETF Business Day prior to the applicable Redemption Measurement Date, your notice will not be effective, you will not be able to redeem your notes until the following Redemption Date and your broker will need to complete all the required steps if you wish to redeem your notes on any subsequent Redemption Date. In addition, Bank of Montreal may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of notes relating to the right to redeem their notes will be irrevocable. If the notes undergo a split or reverse split, the minimum number of notes needed to exercise your right to redeem will remain the same.

Call Right

We have the right to redeem all or a portion of the notes upon not less than 14 calendar days’ prior notice to the holders of the notes. Such redemption will occur on the applicable Call Settlement Date (as defined above). Upon early redemption in the event we exercise this right, you will receive a cash payment for the called notes equal to the arithmetic mean of the closing Indicative Note Values on each ETF Business Day in the Call Measurement Period.

We refer to this cash payment as the “Call Settlement Amount.” This amount will not be less than $0.

We will inform you of such Call Settlement Amount on the first Business Day following the last ETF Business Day in the Call Measurement Period.

The holders will receive payment for their notes on the fifth Business Day following the last ETF Business Day in the Call Measurement Period (the “Call Settlement Date”). If a Market Disruption Event is continuing or occurs on the scheduled Call Calculation Date, such Call Calculation Date may be postponed as described under “—Market Disruption Events.”

The “Call Measurement Period” means the 10 ETF Business Days from and including the Call Calculation Date, subject to adjustments as described under “—Market Disruption Events.” The “Call Measurement Period” may be shortened to include solely the Call Calculation Date, as set forth above.

If we issue a call notice on any calendar day, the “Call Calculation Date” will be the next ETF Business Day after the call notice is issued.

Calculation Agent

BMOCM will act as the Calculation Agent for the notes. The Calculation Agent will make all determinations relating to the notes, including the ETF Performance Factor, the ETF Closing Price on any ETF Business Day on which such ETF Closing Price is to be determined during the term of the notes, the Indicative Note Value, the Long ETF Amount, the Financing Level, the Daily Financing Charge, the Daily Investor Fee, the Redemption Fee Amount, the Cash Settlement Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, that we will pay you upon redemption, if applicable, and the Call Settlement Amount, if any, that we will pay you in the event that we call the notes. The Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether the ETF has been discontinued and whether there has been a material change in that ETF. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. The holder of the notes will not be entitled to any compensation from us for any loss suffered as a result of any determinations or calculations made by the Calculation Agent. We may appoint a different Calculation Agent from time to time after the date of this pricing supplement without your consent and without notifying you.

The Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or call, or upon early redemption, on or prior to 12:00 p.m., New York City time, on the Business Day immediately preceding the Maturity Date, any Redemption Date any Call Settlement Date, as applicable.

All dollar amounts related to determination of the applicable Indicative Note Value, the Long ETF Amount, the Financing Level, the Daily Financing Charge, the Daily Investor Fee, the Redemption Amount and Redemption Fee Amount, if any, per note, the Call Settlement Amount, if any, per note, and the Cash Settlement Amount, if any, per note, may be rounded as the Calculation Agent deems appropriate; and all dollar amounts paid on the aggregate principal amount of the applicable notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

PS-44

Market Disruption Events

If a Market Disruption Event occurs or is continuing on any day that would otherwise constitute an ETF Business Day, as determined by the Calculation Agent, that day will not be considered an ETF Business Day for purposes of determinations with respect to the notes. As a result, the calculation of the ETF Performance Factor will be modified so that the leverage does not reset until the first ETF Business Day on which no Market Disruption Event has occurred or is continuing.

Accordingly, if a Market Disruption Event with respect to the notes occurs or is continuing on any ETF Business Day (for purposes of this paragraph, the “date of determination”) or if a Market Disruption Event with respect to the notes occurred or was continuing on the ETF Business Day immediately preceding the date of determination, then the ETF Performance Factor for the notes on the date of determination will equal one plus the quotient of (a) the difference of (i) the closing price of the ETF on the date of determination, minus (ii) the closing price of the ETF on the ETF Business Day immediately preceding the date of determination, divided by (b) the difference of (i) the product of the Daily Leverage Factor and the closing price of the ETF on the ETF Business Day immediately preceding the date of determination, minus (ii) the product of the Daily Financing Factor and the closing price of the ETF on the ETF Business Day on which no Market Disruption Event occurred or was continuing that most closely precedes the date of determination.

To the extent a Market Disruption Event has occurred or is continuing on an Averaging Date (as defined below) or on a Redemption Measurement Date, the closing Indicative Note Value for such Averaging Date or for such Redemption Measurement Date will be determined by the Calculation Agent or one of its affiliates on the first succeeding ETF Business Day on which a Market Disruption Event does not occur or is not continuing (the “Deferred Averaging Date”) irrespective of whether, pursuant to such determination, the Deferred Averaging Date would fall on a date originally scheduled to be an Averaging Date. If the postponement described in the preceding sentence results in the closing Indicative Note Value being calculated on a day originally scheduled to be an Averaging Date, for purposes of determining the closing Indicative Note Values on the ETF Business Days during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, the Calculation Agent or one of its affiliates, as the case may be, will apply the closing Indicative Note Value for such Deferred Averaging Date (i) on the date(s) of the original Market Disruption Event and (ii) such Averaging Date. For example, if the Final Measurement Period or Call Measurement Period, as applicable, for purposes of calculating the Cash Settlement Amount or Call Settlement Amount, respectively, is based on the arithmetic mean of the closing Indicative Note Values on June 23, June 24, June 25, June 26 and June 27, and there is a Market Disruption Event on June 23, but no other Market Disruption Event during the Final Measurement Period or Call Measurement Period, as applicable, then the closing Indicative Note Value on June 24 will be used twice to calculate the Cash Settlement Amount or Call Settlement Amount, respectively, and such Cash Settlement Amount or Call Settlement Amount, as applicable, will be determined based on the arithmetic mean of the closing Indicative Note Values on June 24, June 24, June 25, June 26 and June 27.

In no event, however, will any postponement under the two immediately preceding paragraphs result in the final Averaging Date or the Redemption Measurement Date, as applicable, occurring more than three ETF Business Days following the day originally scheduled to be such final Averaging Date or Redemption Measurement Date. If the third ETF Business Day following the date originally scheduled to be the final Averaging Date, or the Redemption Measurement Date, as applicable, is not an ETF Business Day or a Market Disruption Event has occurred or is continuing on such third ETF Business Day, the Calculation Agent or one of its affiliates will determine the ETF Closing Price to be used in the calculation of the closing Indicative Note Value based on its good faith estimate of the ETF Closing Price that would have prevailed on such third ETF Business Day but for such Market Disruption Event.

An “Averaging Date” means each of the ETF Business Days during the Final Measurement Period or Call Measurement Period, as applicable, subject to adjustment as described in this pricing supplement.

Any of the following will be a Market Disruption Event with respect to the ETF, in each case as determined by the Calculation Agent in its sole discretion:

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•	a suspension, absence or limitation of trading in (i) shares of the ETF in its primary market, as determined by the Calculation Agent, or (ii) futures or options contracts relating to that security in the primary market for those contracts, as determined by the Calculation Agent;

•	any event that disrupts or impairs, as determined by the Calculation Agent, the ability of market participants to (i) effect transactions in, or obtain market values for, shares of the ETF in its primary market, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to the security in its primary market;

•	the closure of the primary market for shares of the ETF on a scheduled trading day prior to the scheduled regular weekday closing time of that market, unless such earlier closing time is announced by that market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on that primary market on that scheduled trading day and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on that scheduled trading day;

•	any scheduled trading day on which (i) the primary market for shares of the ETF or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that security are traded, fails to open for trading during its regular trading session;

•	any event that impairs the determination of the LBMA Gold Price, or that results in material disruptions in trading of, or the determination of prices of, gold bullion, any futures contracts relating to gold bullion in the international markets and/or any other security or instrument relating to gold bullion through which we or any of our affiliates may hedge our obligations with respect to the notes; or

•	any other event, if the Calculation Agent determines that the event interferes with our ability or the ability of any of our affiliates to establish, maintain or unwind all or a portion of a hedge with respect to the notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this pricing supplement.

Replacement of the ETF at Our Option

We have the right in our discretion, at one or more times during the term of the notes, to replace the ETF with a new exchange traded fund that invests in gold bullion or other investments that we determine to be reasonably similar.

If we elect to replace the ETF as described in this section, we will notify the trustee for the notes, and we will issue a press release that we will publish on our website on or prior to the second Exchange Business Day prior to the effective date of the applicable change.

For the avoidance of doubt, on the first Exchange Business Day where a new ETF is used, for purposes calculating the ETF Performance Factor, the ETF Performance Factor will equal (a) the ETF Closing Price of the new exchange traded fund on that Exchange Business Day divided by (b) the ETF Closing Price of the new exchange traded fund on the immediately preceding ETF Business Day. Thereafter, "(a)" will be based on the ETF Closing Price on that Exchange Business Day and “(b)” will be based on the ETF Closing Price on the preceding ETF Business Day. If we replace the ETF as described in this section, the new exchange traded fund will be the "ETF" for all purposes under the notes.

Adjustments to the ETF

The Calculation Agent will have discretion to adjust the closing price of the ETF if certain events occur. In the event that any event other than a delisting or withdrawal from the relevant exchange occurs with respect to the ETF or its capital structure, for example, a share split or a reverse share split, the calculation agent shall determine whether and to what extent an adjustment should be made to the price of the ETF or any other term of the notes. The Calculation Agent shall have no obligation to make an adjustment for any such event.

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If the ETF is de-listed from the relevant exchange, liquidated or otherwise terminated, the Calculation Agent may substitute an exchange traded fund that the Calculation Agent determines, in its sole discretion, is comparable to the discontinued fund (such fund being referred to herein as a “successor ETF”). If the ETF (or a successor ETF) is de-listed, liquidated or otherwise terminated and the Calculation Agent determines that no successor fund is available, then the Calculation Agent may, in its sole discretion, calculate the appropriate closing price of one share of the ETF by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the ETF. If a successor ETF is selected or the Calculation Agent calculates the closing price by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the ETF, that successor ETF or computation methodology will be substituted for the ETF (or such successor ETF) for all purposes of the notes.

The Calculation Agent also may determine that no adjustment is required under this subsection by the modification of or other event affecting the ETF.

The Calculation Agent will be solely responsible for the method of calculating the closing price of one share of the ETF (or any successor ETF) and of any related determinations and calculations, and its related determinations and calculations will be conclusive in the absence of manifest error.

Events of Default and Acceleration

Under the heading “Description of Debt Securities—Modification and Waiver of the Debt Securities—Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment upon an Event of Default

In case an event of default with respect to any of the notes shall have occurred and be continuing, the amount declared due and payable per note upon any acceleration of the notes will be determined by the Calculation Agent and will be an amount in cash equal to the Redemption Amount, calculated as if the date of acceleration were the Redemption Measurement Date. For purposes of this calculation, the Redemption Fee Amount will be $0.

If the maturity of the notes is accelerated because of an event of default as described above, we will, or will cause the Calculation Agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Modification and Waiver of the Debt Securities—Defeasance” are not applicable to the notes.

Manner of Payment and Delivery

Any payment on or delivery of the notes at maturity or call, or upon early redemption, will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in “Description of the Notes We May Offer — Payment Mechanics — Payment When Offices Are Closed” in the attached prospectus supplement, any payment on the notes that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date, except as described under “— Cash Settlement Amount at Maturity,” “— Call Right” and “— Early Redemption at the Option of the Holders” above.

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Clearance and Settlement

The DTC participants that hold the notes through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the notes and secondary market trading between DTC participants.

Split or Reverse Split of the Notes

We or the Calculation Agent may initiate a split or reverse split of any issuance of the notes on any ETF Business Day. If we or the Calculation Agent decides to initiate a split or reverse split, we will issue a notice to holders of the notes and a press release announcing the split or reverse split, specifying the effective date of the split or reverse split. The Calculation Agent will determine the ratio of such split or reverse split, as the case may be, using relevant market indicia, and will adjust the terms of the notes accordingly. Any adjustment of the closing value will be rounded to 8 decimal places.

In the case of a reverse split, we reserve the right to address odd numbers of notes (commonly referred to as “partials”) in a manner determined by the Calculation Agent in its sole discretion, acting in good faith. For example, if the notes undergo a 1-for-4 reverse split, holders who own a number of the applicable notes on the relevant record date that is not evenly divisible by 4 will receive the same treatment as all other holders for the maximum number of notes they hold that is evenly divisible by 4, and we will have the right to compensate holders for their remaining or “partial” notes in a manner determined by the Calculation Agent in its sole discretion. Our current intention is to provide holders with a cash payment for their partials in an amount equal to the appropriate percentage of the closing Indicative Note Value of the notes on a specified ETF Business Day following the announcement date.

A split or reverse split of the notes will not affect the aggregate stated principal amount of the notes held by an investor, other than to the extent of any “partial” notes, but it will affect the number of notes an investor holds, the denominations used for trading purposes on the exchange and the trading price, and may affect the liquidity, of the notes on the exchange.

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USE OF PROCEEDS AND HEDGING

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes.

We expect to enter into transactions to hedge our obligations under the notes. Such transactions may involve purchases or sales of the shares of the ETF or financial instruments linked to the ETF and/or the gold bullion prior to or on the Initial Issue Date. In addition, from time to time after we issue any notes, we may enter into additional hedging transactions or unwind those hedging transactions previously entered into. In this regard, we may:

•	acquire or dispose of or otherwise repurchase long or short positions in shares of the ETF;

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to shares of the ETF or gold bullion;

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to the value of other similar instruments; or

•	engage in any combination of the above activities.

We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our sole discretion, hold or resell those securities.

We may close out our hedge positions on or before the last ETF Business Day in the applicable Final Measurement Period or Call Measurement Period. That step may involve sales or purchases of the shares of the ETF, listed or over-the-counter options or futures on shares of the ETF or listed or over-the-counter options, futures, or other instruments linked to shares of the ETF, as well as other instruments designed to track the performance of the ETF or gold bullion.

While we cannot predict an outcome, any of these hedging activities or other trading activities of ours could potentially decrease the price of the applicable ETF, which could adversely affect your payment at maturity, call or upon early redemption. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines. See “Risk Factors — Risks Relating to the Notes Generally — We or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our hedging and other trading activities” above.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. We may hedge our exposure on the notes directly or we may aggregate this exposure with other positions taken by us and our affiliates with respect to our exposure to the ETF or gold bullion. No noteholder will have any rights or interest in our hedging activity or any positions that we or any unaffiliated counterparties may take in connection with our hedging activity.

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INTRADAY PRICES OF THE ETF AND THE NOTES

Intraday ETF Prices

Shares of the ETF trade on the NYSE under the trading symbol "GLD". Published calculations of the price of the ETF on its primary securities exchange may occasionally be subject to delay or postponement. Any such delays or postponements may affect the value of the notes in the secondary market.

Intraday Indicative Note Values

An Intraday Indicative Value, which is an approximation of the value of the notes, will be calculated and published by Solactive AG ("Solactive") or a successor on Bloomberg under the ticker symbol “SHNYIV” every 15 seconds during normal trading hours. The actual trading price of the notes may vary significantly from their Intraday Indicative Value. In connection with the notes, we use the term “indicative value” to refer to the value at a given time equal to (a) the Intraday Long ETF Amount minus (b) the Financing Level; provided that if such calculation results in a value equal to or less than $0, then both the Intraday Indicative Value and the closing Indicative Note Value will be $0. The Intraday Long ETF Amount will equal the product of (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Daily Leverage Factor times (c) the Intraday ETF Performance Factor. The Intraday ETF Performance Factor equals (a) the most recently published price of the ETF divided by (b) the ETF Closing Price on the preceding ETF Business Day.

If the Intraday Indicative Value of the notes is equal to or less than $0 at any time on any Exchange Business Day, then both the Intraday Indicative Value and the closing Indicative Note Value of the notes on that day, and for the remainder of the term of the notes, will be $0 (a total loss of value).

The Intraday Indicative Value is meant to approximate the value of the notes at a particular time. There are three elements of the formula: the Intraday Long ETF Amount, the Financing Level and the Intraday ETF Performance Factor (using, instead of the ETF Closing Price for the date of determination, the intraday price of the ETF at the time of determination), as described immediately above. Because the intraday price of the ETF and the Intraday Long ETF Amount are variable, the Intraday Indicative Value translates the change in the price of the ETF from the previous Exchange Business Day, as measured at the time of measurement, into an approximation of the expected value of the notes. The Intraday Indicative Value uses an intraday price of the ETF for its calculation; therefore, a variation in the intraday price of the ETF from the previous Exchange Business Day’s ETF Closing Price may cause a significant variation between the closing Indicative Note Value and the Intraday Indicative Value on any date of determination. The Intraday Indicative Value also does not reflect intraday changes in the leverage; it is based on the constant Daily Leverage Factor of 3. Consequently, the Intraday Indicative Value may vary significantly from the previous or next Exchange Business Day’s closing Indicative Note Value or the price of the notes purchased intraday. See “Risk Factors—The notes are subject to intraday purchase risk” and “—The leverage of the notes is reset on each day, and the leverage of the notes during any given day may be greater than or less than 3.0.” The Intraday Indicative Value may be useful as an approximation of what price an investor in the notes would receive if the notes were to be redeemed or if they matured, each at the time of measurement. The Intraday Indicative Value may be helpful to an investor in the notes when comparing it against the notes’ trading price on the NYSE and the most recently published price of the ETF.

The Intraday Indicative Value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer to solicitation for the purpose, sale, or termination of your notes, nor will it reflect hedging or other transactional costs, credit considerations, market liquidity or bid-offer spreads. For this reason and others, the actual trading price of the notes may be different from their indicative value. For additional information, please see “Risk Factors — The Intraday Indicative Value and the Indicative Note Value are not the same as the closing price or any other trading price of the notes in the secondary market” in this pricing supplement.

The calculation of the Intraday Indicative Value shall not constitute a recommendation or solicitation to conclude a transaction at the level stated, and should not be treated as giving investment advice.

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The publication of the Intraday Indicative Value of the notes by Solactive may occasionally be subject to delay or postponement. If the intraday price of the ETF is delayed, then the Intraday Indicative Value of the notes will also be delayed. The actual trading price of the notes may be different from their Intraday Indicative Value. The Intraday Indicative Value of the notes published at least every 15 seconds from 9:30 a.m. to 6:00 p.m., New York City time, will be based on the intraday prices of the ETF, and may not be equal to the payment at maturity, call or redemption.

The indicative value calculations will have been prepared as of a particular date and time and will therefore not reflect subsequent changes in market values or prices or in any other factors relevant to their determination.

If you want to sell your notes but are unable to satisfy the minimum redemption requirements, you may sell your notes into the secondary market at any time, subject to the risks described under “Risk Factors — Risks Relating to Liquidity and the Secondary Market — There is no assurance that your notes will continue to be listed on a securities exchange, and they may not have an active trading market” and “— The value of the notes in the secondary market may be influenced by many unpredictable factors.” Also, the price you may receive for the notes in the secondary market may differ from, and may be significantly less than, the Redemption Amount.

The Intraday Indicative Values of the notes calculated by Solactive are derived from sources deemed reliable, but Solactive and its affiliates and suppliers do not guarantee the correctness or completeness of the notes, their values or other information furnished in connection with the notes. Solactive and its affiliates make no warranty, express or implied, as to results to be obtained by BMOCM, Bank of Montreal, the holders of the notes, or any other person or entity from the use of the notes, or any date or values included therein or in connection therewith. Solactive and its affiliates make no express or implied warranties, and expressly disclaim all warranties of merchantability or fitness for a particular purpose with respect to the notes, or any data or values included therein or in connection therewith.

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THE ETF

We have derived all information contained in this pricing supplement regarding the ETF, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. Such information reflects the policies of and is subject to change by the ETF's sponsor. We have not undertaken any independent review or due diligence of such information. The ETF sponsor has no obligation to continue the existence of the ETF, and may discontinue the existence or listing of, the ETF.

Introduction

The ETF issues SPDR® Gold Shares, or the “Shares,” which represent units of fractional undivided beneficial interest in and ownership of the ETF. World Gold Trust Services, LLC is the sponsor of the ETF, or the Sponsor. BNY Mellon Asset Servicing, a division of The Bank of New York Mellon, is the trustee of the ETF, or the Trustee, HSBC Bank plc is the custodian of the ETF, or the Custodian, and State Street Global Advisors Funds Distributors, LLC is the marketing agent of the ETF, or the Marketing Agent. The ETF intends to issue additional Shares on a continuous basis through its Trustee. The ETF is not a commodity pool for purposes of the Commodity Exchange Act of 1936, as amended, and its sponsor is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator, or a commodity trading adviser.

The Shares trade on NYSE Arca, Inc. under the symbol “GLD.” The Shares are registered under the Securities Exchange Act of 1934, and filings relating to the ETF may be obtained through the SEC website, at sec.gov. Information on that website is not included or incorporated by reference in this pricing supplement.

The Shares may be purchased from the ETF only in one or more blocks of 100,000 Shares (a block of 100,000 Shares is called a Basket). The ETF issues Shares in Baskets to certain authorized participants, or the Authorized Participants, on an ongoing basis. Baskets are offered continuously at the net asset value, or the NAV, for 100,000 Shares on the day that an order to create a Basket is accepted by the Trustee. It is expected that the Shares will be sold to the public at varying prices to be determined by reference to, among other considerations, the price of gold and the trading price of the Shares on the NYSE at the time of each sale.

The investment objective of the ETF is to reflect the performance of the price of gold bullion, less the ETF's expenses. The ETF holds gold bars. The ETF issues shares to Authorized Participants in exchange for deposits of gold and distributes gold in connection with the redemption of shares. The Shares of the ETF are intended to offer investors an opportunity to participate in the gold market through an investment in securities. The ownership of the Shares of the ETF is intended to overcome certain barriers to entry in the gold market, such as the logistics of buying, storing and insuring gold.

The Shares of the ETF represent units of fractional undivided beneficial interest in and ownership of the ETF, the primary asset of which is allocated (or secured) gold. The ETF does not generate any income and is not managed like a corporation or an active investment vehicle. The gold held by the ETF will be sold only: (1) on an as-needed basis to pay the ETF’s expenses, (2) in the event the ETF terminates and liquidates its assets or (3) as otherwise required by law or regulation.

Creation and Redemption

The ETF creates and redeems the Shares from time to time, but only in one or more baskets (a “basket” equals a block of 100,000 shares). The creation and redemption of baskets requires the delivery to the ETF or the distribution by the ETF of the amount of gold and any cash represented by the baskets being created or redeemed, the amount of which is based on the combined net asset value of the number of Shares included in the baskets being created or redeemed determined on the day the order to create or redeem baskets is properly received. The initial amount of gold required for deposit with the ETF to create shares for the period from the formation of the ETF to the first day of trading of the Shares on the NYSE was 10,000 ounces per basket. The number of ounces of gold required to create a basket or to be delivered upon the redemption of a basket gradually decreases over time, due to the accrual of the ETF’s expenses and the sale of the ETF’s gold to pay the ETF’s expenses. Baskets may be created or redeemed only by Authorized Participants, who pay a transaction fee for each order to create or redeem baskets and may sell the Shares included in the baskets they create to other investors.

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Valuation of Gold; Computation of Net Asset Value

The Trustee determines the NAV of the ETF on each day that NYSE is open for regular trading at the earlier of (i) the afternoon session of the twice daily determination of the price of an ounce of gold through an auction by the London Bullion Market Association, or LBMA, administered by the ICE Benchmark Administration, or the IBA, which starts at 3:00 PM London, England time, or the LBMA Gold Price PM, or (ii) 12:00 PM New York time. If no LBMA Gold Price PM is made on a particular evaluation day or if the LBMA Gold Price PM has not been announced by 12:00PM New York Time on a particular evaluation day, the next most recent LBMA Gold Price (AM or PM) is used in the determination of the NAV of the ETF, unless the Trustee, in consultation with the Sponsor, determines that such price is inappropriate to use as the basis for such determination. The LBMA Gold Price PM is determined by participants in a physically settled, electronic and tradable auction. The LBMA Gold Price PM replaced the previously established London PM Gold Fix on March 20, 2015. The NAV of the ETF is the aggregate value of the ETF's assets less its estimated accrued but unpaid liabilities (which include accrued expenses). In determining the ETF’s NAV, the Trustee values the gold held by the ETF based on the LBMA Gold Price PM for an ounce of gold. The Trustee also determines the NAV per Share, which equals the NAV of the ETF, divided by the number of outstanding Shares.

The Custodian is HSBC Bank plc and is responsible for the safekeeping of the ETF’s gold bars transferred to it in connection with the creation of Baskets by Authorized Participants. The Custodian also facilitates the transfer of gold in and out of the ETF through gold accounts it maintains for Authorized Participants and the ETF. The Custodian is a market maker, clearer and approved weigher under the rules of the LBMA.

Historical ETF Information

We obtained the closing prices of the ETF in the graph below from Bloomberg Finance L.P., without independent verification. The following graph sets forth daily ETF Closing Prices of the ETF for the period from January 4, 2021 to August 26, 2026. The ETF Closing Price on August 26, 2026 was $421.32. The historical performance of the ETF should not be taken as an indication of the future performance of the ETF.

HISTORICAL RESULTS ARE NOT INDICATIVE OF FUTURE RESULTS.

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SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

Supplemental Canadian Tax Considerations

In the opinion of Torys LLP, our Canadian federal income tax counsel, the following summary describes the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires from us as the beneficial owner the notes offered by this document, and who, at all relevant times, for purposes of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Tax Act”), (1) is not, and is not deemed to be, resident in Canada; (2) deals at arm’s length with us and with any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of notes, (3) is not affiliated with us, (4) does not receive any payment of interest on a note in respect of a debt or other obligation to pay an amount to a person with whom we do not deal at arm’s length, (5) does not use or hold notes in a business carried on in Canada and (6) is not a “specified shareholder” of ours as defined in the Tax Act for this purpose or a non-resident person not dealing at arm’s length with such “specified shareholder” (a “Holder”). Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer that carries on an insurance business in Canada and elsewhere.

This summary does not address the possible application of the “hybrid mismatch arrangement” rules contained in the Tax Act (the “Hybrid Mismatch Rules”) to a Holder (i) that disposes of a note to a person or entity with which it does not deal at arm’s length or to an entity that is a “specified entity” with respect to the Holder or in respect of which the Holder is a “specified entity”, (ii) that disposes of a note under, or in connection with, a “structured arrangement”, or (iii) in respect of which we are a “specified entity” (as such terms are defined in subsection 18.4(1) of the Tax Act). Such Holders should consult their own tax advisers.

This summary is based on the current provisions of the Tax Act and on counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this document other than the proposed amendments to the Hybrid Mismatch Rules released for consultation on July 23, 2026 (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers of the notes should consult their own tax advisers having regard to their own particular circumstances.

Interest paid or credited or deemed for purposes of the Tax Act to be paid or credited on a note (including amounts on account of, or in lieu of payment of, or in satisfaction of interest, any amount paid at maturity in excess of the principal amount and interest deemed to be paid on a note in certain cases where a note is redeemed in whole or in part, cancelled, repurchased or purchased by us or any other person resident or deemed to be resident in Canada from a Holder or is otherwise assigned or transferred by a Holder to us or any other resident or deemed resident of Canada, other than a note which is an “excluded obligation,” as defined in the Tax Act for this purpose) to a Holder generally will not be subject to Canadian non-resident withholding tax, unless any portion of such interest (other than on a “prescribed obligation,” as defined in the Tax Act for this purpose) is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation (“participating debt interest”). The administrative policy of the Canada Revenue Agency is that interest paid on a debt obligation is generally not participating debt interest unless, in general, it is reasonable to consider that there is a material connection between the ETF or formula to which any amount payable under the debt obligation is calculated and the profits of the issuer. With respect to any interest or deemed interest on a note, including any portion of the principal amount of a note in excess of the issue price, such interest or deemed interest, as the case may be, paid or credited to a Holder should not be subject to Canadian non-resident withholding tax.

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If an amount of interest paid by us on a note were to be non-deductible by us in computing our income as a result of the application of subsection 18.4(4) of the Tax Act, such amount of interest would be deemed to have been paid by us as a dividend, and not to have been paid by us as interest, and be subject to Canadian non-resident withholding tax. Subsection 18.4(4) would apply only if a payment of interest by us on a note constituted the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Tax Act.

No payment of interest by us on a note should be considered to arise under a “hybrid mismatch arrangement” as no such payment should be considered to arise under or in connection with a “structured arrangement”, both as defined in subsection 18.4(1) of the Tax Act, on the basis that (i) based on pricing data and analysis provided to Torys LLP by us in relation to these notes, it should not be reasonable to consider that any economic benefit arising from any “deduction/non-inclusion mismatch” as defined in subsection 18.4(6) of the Tax Act is reflected in the pricing of the notes, and (ii) it should also not be reasonable to consider that the notes were designed to, directly or indirectly, give rise to any “deduction/non-inclusion mismatch”.

Generally, there are no other taxes on income (including taxable capital gains) payable by a Holder on interest, discount, or premium in respect of a note or on the proceeds received by a Holder on the disposition of a note (including redemption, cancellation, purchase or repurchase).

U.S. Federal Income Tax Considerations

The following is a general description of certain material U.S. federal income tax considerations relating to the notes. It does not purport to be a complete analysis of all U.S. federal income tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The following section supersedes the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement in its entirety. This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

This summary applies only to investors who are initial investors and hold their notes as “capital assets” for U.S. federal income tax purposes. This section is general in nature and does not address specific considerations that may be relevant to classes of investors subject to special rules, such as entities treated as partnerships, subchapter S corporations, other pass-through entities, governments (or instrumentalities or agencies thereof), dealers in securities, traders in securities that elect to use a mark-to-market method of tax accounting for their notes, banks, financial institutions, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, persons that hold notes as part of a straddle or a hedging or conversion transaction, persons subject to Section 451(b) of the Code, U.S. expatriates or persons whose functional currency for tax purposes is not the U.S. dollar. This discussion does not address any alternative minimum tax or Medicare contribution tax considerations.

If an entity treated as a partnership holds the notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. Partnerships holding the notes and their partners should consult their tax advisers with regard to the U.S. federal income tax treatment of an investment in the notes.

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NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, INVESTORS SHOULD CONSULT THEIR TAX ADVISERS IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF THEIR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

U.S. Holders

For purposes of this discussion, a U.S. holder is a person that, for U.S. federal income tax purposes, is a beneficial owner of a note and (i) a citizen or individual resident of the United States, (ii) a domestic corporation, or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

This discussion assumes that no Canadian withholding or other taxes will be imposed with respect to the notes. U.S. holders should consult their tax advisers regarding the tax consequences to them of any Canadian or other non-U.S. tax imposed with respect to the notes.

Intended Tax Treatment of the Notes. In the opinion of our special U.S. tax counsel, Davis Polk & Wardwell LLP, it is reasonable to treat a note with the terms described in this pricing supplement as a pre-paid cash-settled forward contract in respect of the ETF for U.S. federal income tax purposes and by purchasing the notes, each U.S. holder agrees (in the absence of a change in law or Internal Revenue Service (“IRS”) guidance) to treat the notes accordingly. If the notes are so treated, subject to the discussion below regarding the possible application of Section 1260 of the Code, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange, redemption or settlement of the notes in an amount equal to the difference between the amount a U.S. holder receives at such time and the U.S. holder’s tax basis in the notes. In general, a U.S. holder’s tax basis in the notes will be equal to the price the U.S. holder paid for the notes. Capital gain recognized by a non-corporate U.S. holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations.

Potential Application of Section 1260 of the Code. Although the matter is not clear, there is a substantial risk that an investment in a note will be treated as a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. holder in respect of a note will be recharacterized as ordinary income (the “Excess Gain”). If Section 1260 of the Code applies, the amount of the Excess Gain that will be treated as ordinary income will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of the note over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code). In addition, an interest charge will apply to any deemed underpayment of tax in respect of any Excess Gain. The amount of the interest charge will be determined by treating any Excess Gain as having accrued such that the gain in each successive year is equal to the gain in the prior year, increased by the applicable federal rate (determined as of the date of disposition of the note) during the term of the constructive ownership transaction. Unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero. Even if an investment in the notes is treated as a constructive ownership transaction, because of certain features of the notes, it is not clear to what extent any long-term capital gain of a U.S. holder in respect of the notes will be recharacterized as ordinary income. In addition, long-term capital gain that a U.S. holder would otherwise recognize in respect of their notes up to the amount of the “net underlying long-term capital gain” could, if the U.S. holder is an individual or other non-corporate investor, be subject to tax at the higher rates applicable to “collectibles” instead of the general rates that apply to long-term capital gain. Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the notes. U.S. holders should consult their tax advisers regarding the potential application of Section 1260 of the Code to an investment in the notes.

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Alternative Treatments. Due to the absence of authorities that directly address the treatment of the notes, alternative tax treatments of the notes are also possible and the IRS might assert that a treatment other than that described above is more appropriate. For example, the IRS might assert that the notes should be treated as a single debt instrument. Such a debt instrument would generally be subject to the special tax rules governing contingent payment debt instruments. If the notes are so treated, a U.S. holder would generally be required to accrue interest currently at a “comparable yield” over the term of the notes even though that U.S. holder will not receive any payments from us prior to maturity or early redemption. Any such interest income is expected to be U.S.-source. In addition, any gain a U.S. holder might recognize upon the sale, exchange, redemption or settlement of the notes would be ordinary income and any loss recognized by a U.S. holder at such time would be ordinary loss to the extent of interest that same U.S. holder included in income in the current or previous taxable years in respect of the notes, and thereafter, would be capital loss. Moreover, under such characterization a given note may not be “fungible” with notes with different issue dates for U.S. federal income tax purposes. It is also possible that the IRS could seek to tax the notes by reference to a U.S. holder’s deemed ownership of the assets held by the ETF. Under this alternative treatment, a U.S. holder that is an individual or other non-corporate investor may be subject to tax at the higher rates applicable to “collectibles” instead of the general rates that apply to long-term capital gain.

The IRS could also assert that a U.S. holder should be required to treat any amounts attributable to the Daily Investor Fee, the Daily Financing Charge and any Redemption Fee Amount as separate investment expenses. The deduction of any such deemed expenses would not generally be permitted to a U.S. holder who is an individual, trust or estate. Such limitation would correspondingly increase the amount of gain and income or decrease the amount of loss recognized by a U.S. holder with respect to an investment in the notes.

It is possible that a deemed taxable exchange could occur upon any adjustments to the ETF, upon a replacement of the ETF, or upon any extension by us of the Maturity Date. If a deemed taxable exchange occurred, a U.S. holder would be treated as disposing of the notes on the relevant adjustment, replacement, or extension, as the case may be, in return for new notes that mature on the Maturity Date or on the extended Maturity Date, as the case may be, and subject to the application of the wash sale rules, the U.S. holder accordingly could recognize capital gain or loss on each adjustment, replacement, or extension, as the case may be, equal to the difference between the U.S. holder’s tax basis in the notes (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the notes on such date.

Because of the absence of authority regarding the appropriate tax characterization of the notes, it is also possible that the IRS could seek to characterize the notes in a manner that results in other tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a U.S. holder may recognize upon the sale, exchange, redemption or settlement of the notes should be treated as ordinary income or loss.

The IRS has released a notice that may affect the taxation of U.S. holders of the notes. According to the notice, the IRS and the Treasury Department are considering whether the holder of instruments such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance will ultimately be issued, if any. It is possible, however, that under such guidance, U.S. holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code described above might be applied to such instruments. Further, future legislation, including legislation based on bills previously introduced in Congress, may tax all derivative instruments on a mark-to-market basis, requiring U.S. holders of such derivative instruments to take into account annually gains and losses on such instruments as ordinary income. The adoption of such legislation or similar proposals may significantly impact the tax consequences from an investment in the notes, including the timing and character of income and gain on the notes. U.S. holders should consult their tax adviser as to the tax consequences of possible alternative characterizations of the notes for U.S. federal income tax purposes and proposals to change the taxation of certain derivative instruments.

Information With Respect to Foreign Financial Assets. An individual U.S. holder who, during any taxable year, holds any interest in “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with his or her tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities. Under these rules the notes, or non-U.S. financial accounts through which the notes are held, may be treated as “specified foreign financial assets.” U.S. holders are urged to consult their tax advisers regarding the application of this reporting requirement to their ownership of the notes.

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Non-U.S. Holders

The following discussion applies to non-U.S. holders of the notes. A non-U.S. holder is a person that, for U.S. federal income tax purposes, is a beneficial owner of a note and (i) a non-resident alien individual, (ii) a foreign corporation, or (iii) a foreign estate or trust.

Except as discussed below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the notes, provided that (i) the non-U.S. holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business, and (iii) if the non-U.S. holder is a non-resident alien individual, such non-U.S. holder is not present in the U.S. for 183 days or more during the taxable year of the sale, exchange, redemption or settlement of the notes and is not a former citizen or resident of the United States. In the case of (ii) above, the non-U.S. holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the non-U.S. holder were a U.S. holder and, in the case of a non-U.S. holder that is a corporation, the non-U.S. holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments. If the notes are recharacterized as debt for U.S. federal income tax purposes, amounts paid in respect of the notes to a non-U.S. holder will not be subject to U.S. federal withholding tax, provided that the non-U.S. holder (i) does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Bank of Montreal stock entitled to vote, (ii) is not a “controlled foreign corporation” related, directly or indirectly, to Bank of Montreal, (iii) is not a bank receiving interest under Section 881(c)(3)(A) of the Code and (iv) provides to the relevant withholding agent a properly completed IRS Form W-8, appropriate to the non-U.S. holder’s particular circumstances, that certifies under penalties of perjury that such person is not a U.S. person.

Under Section 871(m) of the Code (“Section 871(m)”), a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, equities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “underlying security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more underlying securities, as determined based on tests set forth in the applicable Treasury regulations. Because the notes reference an ETF that is not expected to be treated for U.S. federal income tax purposes as an underlying security, we do not expect that payments on the notes will be subject to withholding under Section 871(m) of the Code. However, if we determine that withholding under Section 871(m) is applicable, we will not pay any additional amounts with respect to this tax.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should we conclude that an alternative characterization applies by reason of change or clarification of the law, administrative guidance or otherwise and consequently conclude that we are required to withhold on payments on the notes, we will withhold tax at the applicable statutory rate. The IRS has also indicated that it is considering whether income in respect of instruments such as the notes should be subject to withholding tax. Prospective investors should consult their own tax advisers in this regard.

Backup Withholding and Information Reporting

Payments on the notes or of proceeds from a sale or other disposition of the notes may be subject to information reporting. U.S. holders may also be subject to backup withholding on these payments unless they provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. Non-U.S. holders will not be subject to backup withholding if they provide a properly completed Form W-8 appropriate to their circumstances. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

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FATCA

Legislation commonly referred to as “FATCA” imposes a 30% U.S. withholding tax on certain U.S. source payments, including U.S.-source interest (and original issue discount), dividends, dividend-equivalent payments (as described above) and other fixed or determinable annual or periodical gain, profits, and income (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the Treasury Department to collect and provide to the Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. Account holders subject to information reporting requirements pursuant to FATCA may include holders of the notes or non-U.S. financial institutions through which the notes may be held. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

The U.S. Treasury Department has proposed regulations that eliminate the requirement of FATCA withholding on payments of gross proceeds upon the sale or disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. If we (or the applicable withholding agent) determine withholding is appropriate with respect to the notes, tax will be withheld at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Investors are urged to consult with their own tax advisers regarding the possible implications of FATCA on their investment in the notes.

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BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or an entity whose underlying assets include “plan assets” by reason of such plan’s investment in the entity (collectively, “Plans”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans and other arrangements subject to Section 4975 of the Code and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (collectively, “parties in interest”) with respect to the Plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those parties in interest that engage in a prohibited transaction, unless relief is available under an applicable statutory, regulatory or administrative exemption. In addition, fiduciaries of the Plan that engaged in such non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code as well.

Because of our business, we and our current and future affiliates may be parties in interest with respect to many Plans. The acquisition, holding or disposition of the notes by a Plan with respect to which we or certain of our affiliates is or becomes a party in interest may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the notes are acquired pursuant to and in accordance with an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the notes. These exemptions are:

•	PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;

•	PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

•	PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

•	PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and

•	PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide statutory exemptive relief for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider. Under this exemption, the purchase and sale of the notes will not constitute a prohibited transaction under ERISA or Section 4975 of the Code, provided that neither the issuer of the notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the notes.

Certain employee benefit plans and arrangements, including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA (collectively, “Non-ERISA Arrangements”) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws, regulations or rules (“Similar Laws”). Fiduciaries of Non-ERISA Arrangements should consider the foregoing issues in general terms as well as any further issues arising under any applicable Similar Laws before purchasing the notes.

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Any purchaser or holder of the notes or any interest therein will be deemed to have represented (both on behalf of itself and any Plan) by its purchase and holding of the notes that either (i) it is not a Plan or Non-ERISA Arrangement and is not purchasing the notes on behalf of or with the assets of any Plan or Non-ERISA Arrangement or (ii) the purchase, holding and subsequent disposition of the notes will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the notes on behalf of or with the assets of any Plan or Non-ERISA Arrangement consult with their counsel regarding the potential consequences of any purchase, holding or disposition under ERISA, Section 4975 of the Code and/or Similar Laws, as applicable, and the availability of any exemptive relief.

The notes are contractual financial instruments. The financial exposure provided by the notes is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the notes. The notes have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the notes.

Each purchaser or holder of any notes acknowledges and agrees that:

•	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or any of our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (i) the design and terms of the notes, (ii) the purchaser or holder’s investment in the notes, (iii) the holding of the notes or (iv) the exercise of or failure to exercise any rights we or any of our affiliates, or the purchaser or holder, has under or with respect to the notes;

•	we and our affiliates have acted and will act solely for our own account in connection with (i) all transactions relating to the notes and (ii) all hedging transactions in connection with our or our affiliates’ obligations under the notes;

•	any and all assets and positions relating to hedging transactions by us or any of our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

•	our interests and the interests of our affiliates are adverse to the interests of the purchaser or holder; and

•	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA or Section 4975 of the Code or provisions of any Similar Laws. The sale of any notes to any Plan or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment is appropriate for, and meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement. Neither this discussion nor anything provided in this prospectus is or is intended to be investment advice directed at any potential Plan or Non-ERISA Arrangement purchasers.

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SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

The terms and conditions set forth in the distribution agreement between Bank of Montreal and the Agents party thereto, including BMOCM, govern the sale and purchase of the notes.

BMOCM, an affiliate of ours, is the agent for this offering. On the Initial Trade Date, we sold an aggregate of $4,000,000 principal amount of the notes through BMOCM and through one or more dealers purchasing as principal through BMOCM for the initial principal amount of $25 per note. After giving effect to the $5,000,000 in principal amount of the notes that we will issue on August 27, 2026, an aggregate of $30,000,000 in principal amount of the notes will be outstanding. We will receive proceeds equal to 100% of the offering price of any remaining or additional notes that are sold after the date of this document.

Additional notes may be offered and sold from time to time through BMOCM and one or more dealers at a price that is higher or lower than the stated principal amount, based on the Indicative Note Value at that time. Sales of the notes after the date of this document will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. BMOCM may lend the notes to broker-dealers and other market participants who may have made short sales of such notes and who may cover such short positions by purchasing such notes from BMOCM.

We are not obligated to issue and sell additional notes at any time to BMOCM, and BMOCM is not obligated to sell additional notes to investors or dealers at any time. If we discontinue issuances and sales of the notes, or if BMOCM discontinues sales of the notes of any series, the price and liquidity of those notes may be subject to significant distortions. See “Risk Factors—We may sell additional notes at different prices, but we are under no obligation to issue or sell additional notes at any time, and if we do sell additional notes, we may limit or restrict such sales, and we may stop selling additional notes at any time.”

We will receive proceeds equal to 100% of the price that the notes are sold to the public, less any commissions paid to BMOCM or any other dealer. BMOCM and its affiliates may also profit from expected hedging activity related to these offerings, even if the value of the notes declines. We may not sell the full amount of notes offered by this pricing supplement, and may discontinue sales of the notes at any time.

BMOCM and any other agent and dealer in the initial and any subsequent distribution are expected to charge normal commissions for the purchase of the notes.

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in the notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Broker-dealers, including BMOCM, may make a market in the notes, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (such term includes this pricing supplement and the accompanying prospectus supplement and prospectus) may be used by such dealers and our affiliates in connection with market-making transactions. In these transactions, dealers may resell a note covered by this prospectus that they acquire from us, BMOCM or other holders after the original offering and sale of the notes, or they may sell any notes covered by this prospectus in short sale transactions. This prospectus will be deemed to cover any short sales of notes by market participants who cover their short positions with notes borrowed or acquired from us or our affiliates in the manner described above. This pricing supplement (including the accompanying prospectus supplement and prospectus) will be deemed to cover any short sales of the notes by market participants who borrow notes from us or our affiliates or who cover their short positions with notes acquired from us or our affiliates.

Broker-dealers and other market participants are cautioned that some of their activities, including covering short sales with notes borrowed from us or one of our affiliates, may result in their being deemed participants in the distribution of the notes in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933 (the “Securities Act”). A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus delivery and liability provisions of the Securities Act.

PS-62

BMOCM or another FINRA member will provide certain services relating to the distribution of the notes and may be paid a fee for its services equal to all, or a portion of, the Daily Investor Fee. BMOCM may also pay fees to other dealers pursuant to one or more separate agreements. Any portion of the Daily Investor Fee paid to BMOCM or such other FINRA member will be paid on a periodic basis over the term of the notes. Although BMOCM will not receive any discounts in connection with such sales, BMOCM is expected to charge normal commissions for the purchase of any such notes.

BMOCM will act as our agent in connection with any redemptions at the investor’s option, and the Redemption Fee Amount applicable to any such redemptions will be paid to us. Additionally, it is possible that BMOCM and its affiliates may also profit from expected hedging activities related to this offering, even if the value of the notes declines.

We may deliver notes against payment therefor on a date that is greater than one business day following the date of sale of any notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to transact in notes that are to be issued more than one business day after the related trade date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Each of BMOCM and any other broker-dealer offering the notes have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the notes to, any retail investor in the European Economic Area (“EEA”). For these purposes, a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) (2017/1129) (the “EU Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

Each of BMOCM and any other broker-dealer offering the notes have not offered, sold, distributed or otherwise made available and will not offer, sell, distribute or otherwise make available any of the notes to, any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is either one or both of the following (i) not a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) not a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024. Consequently no disclosure document required by the FCA Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering, selling or distributing the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024.

Conflicts of Interest

BMOCM is an affiliate of Bank of Montreal and, as such, has a “conflict of interest” in the offerings contemplated hereby, within the meaning of FINRA Rule 5121. Consequently, the offering of the notes will be conducted in compliance with the provisions of Rule 5121. BMOCM is not permitted to sell notes in any offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

PS-63

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the notes. We may issue additional notes at any time without your consent and without notifying you. The notes do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the notes. For more information, please refer to “Description of the Notes We May Offer—General” in the accompanying prospectus supplement and “Description of Debt Securities—General” in the accompanying prospectus.

These further issuances, if any, will be consolidated to form a single class with the originally issued notes and will have the same CUSIP number and will trade interchangeably with the notes immediately upon settlement. Any additional issuances will increase the aggregate principal amount of the outstanding notes of the class, plus the aggregate principal amount of any notes bearing the same CUSIP number that are issued pursuant to any future issuances of notes bearing the same CUSIP number. The price of any additional offering will be determined at the time of pricing of that offering.

PS-64

VALIDITY OF THE NOTES

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank of Montreal in conformity with the indenture, and when the notes have been duly completed in accordance with the indenture, the notes will have been validly executed, authenticated, issued and delivered, to the extent that validity of the notes is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein and will be valid obligations of the Bank of Montreal, subject to the following limitations (i) the enforceability of the indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to certain assumptions about (i) the trustee’s authorization, execution and delivery of the indenture, (ii) the genuineness of signatures and (iii) certain other matters, all as stated in the letter of such counsel dated March 25, 2025, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated March 25, 2025.

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Bank of Montreal, when the notes offered by this pricing supplement have been issued by the Bank of Montreal pursuant to the indenture, the trustee has made the appropriate entries or notations to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Bank of Montreal, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law; or (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by the laws of the Provinces of Ontario and Québec and the federal laws of Canada, you have received, and we understand that you are relying upon, the opinion of Osler, Hoskin & Harcourt LLP, Canadian counsel for the Bank of Montreal, set forth above. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated March 25, 2025, which has been filed as an exhibit to Bank of Montreal’s report on Form 6-K filed with the SEC on March 25, 2025.

PS-65

ANNEX A

NOTICE OF EARLY REDEMPTION

To: [    ].com

Subject: Notice of Early Redemption, CUSIP No.: 063679526

[BODY OF EMAIL]

Name of broker: [ ]

Name of beneficial holder: [ ]

Number of Notes to be redeemed: [ ]

Applicable Redemption Measurement Date: [ ], 20[ ]1

Broker Contact Name: [ ]

Broker Telephone #: [ ]

Broker DTC # (and any relevant sub-account): [ ]

The undersigned acknowledges that in addition to any other requirements specified in the pricing supplement relating to the notes being satisfied, the notes will not be redeemed unless (i) this notice of redemption is delivered to BMO Capital Markets Corp. (“BMO Capital Markets”) by 2:00 p.m. (New York City time) on the ETF Business Day prior to the applicable Redemption Measurement Date; (ii) the confirmation, as completed and signed by the undersigned is delivered to BMO Capital Markets by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (iii) the undersigned has booked a delivery vs. payment (“DVP”) trade on the applicable Redemption Measurement Date, facing BMO Capital Markets DTC 5257 and (iv) the undersigned instructs DTC to deliver the DVP trade to BMO Capital Markets as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned further acknowledges that the undersigned has read the section “Risk Factors — You will not know the Redemption Amount at the time you elect to request that we redeem your notes” in the pricing supplement relating to the notes and the undersigned understands that it will be exposed to market risk on the Redemption Measurement Date.

_____________________

1Subject to adjustment as described in the pricing supplement relating to the notes.

A-1

ANNEX B

BROKER’S CONFIRMATION OF REDEMPTION

[TO BE COMPLETED BY BROKER]

Dated:

BMO Capital Markets Corp.

BMO Capital Markets, as Calculation Agent

e-mail: [      ]

To Whom It May Concern:

The holder of $[ ] MicroSectorsTM Gold 3X Leveraged Exchange Traded Notes due January 29, 2043, CUSIP No. 063679526 (the “notes”) hereby irrevocably elects to receive a cash payment on the Redemption Date* of [holder to specify] with respect to the number of notes indicated below, as of the date hereof, the redemption right as described in the pricing supplement relating to the notes (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Redemption Measurement Date with respect to the number of notes specified below at a price per note equal to the Redemption Amount, facing BMO Capital Markets DTC 5257 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned acknowledges that in addition to any other requirements specified in the Prospectus being satisfied, the notes will not be redeemed unless (i) this confirmation is delivered to BMO Capital Markets by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (ii) the undersigned has booked a DVP trade on the applicable Redemption Measurement Date, facing BMO Capital Markets DTC 5257; and (iii) the undersigned will deliver the DVP trade to BMO Capital Markets as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Very truly yours,
[NAME OF DTC PARTICIPANT HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of notes surrendered for redemption: ________

DTC # (and any relevant sub-account): ________

Contact Name: ________

Telephone: ________

Fax: ________

E-mail: ________

(At least 25,000 notes must be redeemed at one time (except as specified in the pricing supplement) to receive a cash payment on any Redemption Date.)

_____________________

*Subject to adjustment as described in the pricing supplement relating to the notes.

B-1